Exhibit 10.1

CREDIT AGREEMENT

dated as of

July 26, 2013

among

STATE AUTO PROPERTY & CASUALTY INSURANCE COMPANY

THE LENDERS PARTY HERETO

KEYBANK NATIONAL ASSOCIATION,

as Administrative Agent, Lead Arranger,

Sole Book Runner and Swingline Lender

JPMORGAN CHASE BANK, N.A. and

PNC BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents

This CREDIT AGREEMENT (this “Agreement”) is made and entered into as of July 26, 2013 among:

(i)	STATE AUTO PROPERTY & CASUALTY INSURANCE COMPANY, an Iowa corporation and Iowa domiciled property and casualty insurance company, and its successors, as the Borrower;

(ii)	the LENDERS party hereto;

(iii)	KEYBANK NATIONAL ASSOCIATION, a national banking association, in its capacity as Administrative Agent;

(iv)	KEYBANK NATIONAL ASSOCIATION, a national banking association, in its capacity as Swingline Lender;

(v)	KEYBANK NATIONAL ASSOCIATION, a national banking association, in its capacities as Lead Arranger and Sole Book Runner; and

(vi)	JPMORGAN CHASE BANK, N.A. and PNC BANK, NATIONAL ASSOCIATION, as Co-Documentation Agents.

Recitals:

A. The Borrower desires to borrow funds under this Agreement for general corporate purposes, including liquidity and working capital.

B. The Lenders are willing to make loans under the terms and conditions set forth in this Agreement.

Agreements:

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual agreements of the parties hereto and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Accumulated Other Comprehensive Income” or “Accumulated Other Comprehensive Loss” means, as at any date of determination, the amount of Consolidated accumulated other comprehensive income (or loss), as applicable, of the Parent and its Subsidiaries, as reflected on the balance sheet of the Parent as of such date in accordance with GAAP.

“Acquisition” means, with respect to any Person, (i) the purchase by such Person of all or a significant part of a business, division or other business unit conducted by any other Person, whether such purchase is of assets or Equity Interests, (ii) the merger, consolidation or amalgamation of any Person with such other Person or (iii) any transaction that is considered to be a change in control of such Person under the “Insurance Holding Company Systems Act” of the Applicable Insurance Code, to the extent applicable.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Adjustment.

“Administrative Agent” means KeyBank National Association, in its capacity as administrative agent under the Loan Documents, and its successors in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Lender” has the meaning specified in Section 2.15.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by or under common Control with such specified Person.

“Agent” means the Administrative Agent.

“Alternate Base Rate” means, for any day, a fluctuating rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus one-half percent (0.50%), and (c) the Adjusted LIBO Rate for an Interest Period of one month beginning on such day (or if such day is not a Business Day, the most recent Business Day), plus one percent (1.00%). Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate will be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Insurance Code” means, as to any Insurance Company or any other Person that is a regulated insurance company, the insurance code or other statute of any state where such Insurance Company or other Person is domiciled or doing insurance business and any successor statute of similar import, together with the regulations thereunder, as amended or otherwise modified and in effect from time to time. References to sections of the Applicable Insurance Code shall be construed to also refer to successor sections.

“Applicable Insurance Regulatory Authority” means, when used with respect to any Insurance Company, the insurance department or similar administrative authority or agency located in the state in which such Insurance Company is domiciled.

“Applicable Rate” means for any day:

(a) with respect to any Loan that is a Base Rate Loan, one-half percent (0.50%) per annum;

(b) with respect to any Loan that is a Eurodollar Loan, one and one-half percent (1.50%) per annum; and

(c) with respect to the facility fees payable pursuant to Section 2.12(a), one-fourth percent (0.25%) per annum.

“Arranger” means KeyBank National Association, in its capacity as lead arranger of the credit facility provided under this Agreement.

“Assignment” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Assumed Reinsurance” means reinsurance assumed by the Borrower or an Insurance Subsidiary from another Person (other than from another State Auto Pooled Company).

“Availability Rate” means, with respect to any category of Eligible Collateral (as those categories are set forth on Exhibit B hereto), the percentage listed on Exhibit B hereto in the “Availability Rate” column that corresponds to such category of Eligible Collateral.

“Base Rate”, when used with respect to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Best” means A.M. Best Company, Inc. and its successors and assigns or, if it shall be dissolved or shall no longer assign ratings to insurance companies, then any other nationally recognized insurance statistical rating agency (an “Alternative Agency”) mutually acceptable to the Administrative Agent and the Borrower, in their reasonable discretion; provided that if an Alternative Agency does so become “Best” under this Agreement, any reference herein to a rating assigned by Best, shall be deemed to refer to the type and level assigned by such Alternative Agency that is most equivalent to the referenced rating that was assigned by A.M. Best Company, Inc.

“Best FSR” means the financial strength rating issued by Best as to an insurer’s financial strength and ability to meet its ongoing insurance policy and contract obligations; provided that if a Best FSR is required to be at or above a specified level and Best shall have changed its system of classifications after the date hereof, the requirement will be met if the Best FSR is at or above the new rating which most closely corresponds to the specified level under the old rating system; and provided further that the Best FSR in effect on any date is that in effect at the close of business on such date.

“Blocked Person” has the meaning specified in Section 3.19.

“Board of Directors” means, the Board of Directors of the Parent or any committee thereof duly authorized to act on behalf of such Board of Directors.

“Borrower” means State Auto Property & Casualty Insurance Company, an Iowa corporation, and its successors.

“Borrowing” means Loans of the same Interest Type made, converted or continued on the same day and, in the case of Eurodollar Loans, as to which the same Interest Period is in effect. The term “Borrowing” does not apply to a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Cleveland, Ohio are authorized or required by Law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use real or personal property, or a combination thereof, which obligations are required under GAAP to be classified and accounted for as capital leases on a balance sheet of such Person. The amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP.

“Ceded Reinsurance” means risk that is ceded (whether by co-insurance, reinsurance or equivalent relationship otherwise named) by the Borrower or an Insurance Subsidiary to another Person (other than to another State Auto Pooled Company), other than Surplus Relief Reinsurance.

“Change in Control” means the occurrence of any of the following:

(a) at any time during which State Auto Mutual owns less than 50% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Parent, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than State Auto Mutual, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for the purposes of this clause (a) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than any one or more of the following: (i) 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Parent, (ii) 30% of the aggregate equity value represented by the issued and outstanding Equity Interests in the Parent, (iii) the percentage then owned by State Auto Mutual of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Parent, and (iv) the percentage then owned by State Auto Mutual of the aggregate equity value represented by the issued and outstanding Equity Interests in the Parent;

(b) individuals who constituted the Board of Directors of the Parent at any given time (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Parent was approved by (i) a vote of at least 66-2/3% of the directors of the Parent then still in office who were either directors at such time or whose election or nomination for election was previously so approved or (ii) State Auto Mutual) cease for any reason to constitute a majority of the Board of Directors then in office;

(c) the Parent shall cease to own at any time one hundred percent (100%) of the issued and outstanding Equity Interests of the Borrower at such time;

(d) the adoption of a plan relating to the liquidation or dissolution of the Parent or the Borrower; or

(e) the merger (other than a merger permitted under the provisions of Section 6.03) or consolidation of the Parent or the Borrower with or into another Person or the merger of another Person with or into the Parent or the Borrower, or the sale of all or substantially all the assets of the Parent or the Borrower (determined on a Consolidated basis) to another Person, other than a merger or consolidation transaction in which holders of Equity Interests representing 100% of the ordinary voting power represented by the Equity Interests in the Parent or the Borrower immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the ordinary voting power represented by the Equity Interests in the surviving Person in such merger or consolidation transaction issued and outstanding immediately after such transaction and in substantially the same proportion as before the transaction.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption of any Law, rule or regulation after the date of this Agreement, (b) any change in any Law after such date or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of Law) of any Governmental Authority made or issued after such date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Cincinnati FHLB” means the Federal Home Loan Bank of Cincinnati, Ohio.

“Cincinnati FHLB Debt” means the Debt of the Borrower owed to the Cincinnati FHLB in the principal amount of $85,000,000 incurred on July 11, 2013 and any refinancing, extension, renewal or refunding of any such Debt that does not increase the principal thereof to be more than $100,000,000, bears a then current market rate of interest and is on other terms generally equivalent to those evidencing and governing such Debt on the date hereof.

“Collateral Value” means, as of any date, with respect to any category of Eligible Collateral (as those categories are set forth on Exhibit B hereto), an amount equal to (i) the market or specified value on such date of all Eligible Collateral in such category, multiplied by (ii) the Availability Rate for such category.

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Loans and to acquire participations in Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.05 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment pursuant to which such Lender shall have assumed its initial Commitment, as applicable. The aggregate amount of the Commitments as of the Effective Date is $100,000,000.

“Consolidated” means, as applicable, the Parent and its Subsidiaries, taken as a whole in accordance with GAAP, or the Borrower and its Subsidiaries, taken as a whole in accordance with SAP.

“Consolidated Assets” means, as at the date of any determination, the net book value of all assets of the Parent and its Subsidiaries as of such date classified as assets in accordance with GAAP and determined on a Consolidated basis.

“Consolidated Liabilities” means, as at any date of determination, all liabilities of the Parent and its Subsidiaries as of such date classified as liabilities in accordance with GAAP and determined on a Consolidated basis.

“Consolidated Net Worth” means, as at any date of determination, the result of (a) all Consolidated Assets (after deducting all applicable reserves, excluding reductions or additions to the tax valuation allowance that result from changes in judgment about the future realization of the related deferred tax assets in accordance with ASC 740, Income Taxes, and excluding any re-appraisal or write-up of assets after the date of this Agreement), (b) minus all Consolidated Liabilities as of such date, (c) as applicable, plus Accumulated Other Comprehensive Loss or minus

Accumulated Other Comprehensive Income and (d) as applicable, excluding the cumulative amount of unrealized gains and losses included in the Parent’s Consolidated net, after-tax earnings during the term of this Agreement resulting from the adoption of the reporting requirements included in the FASB’s exposure draft dated February 14, 2013, Financial Instruments Classification and Measurement, in each case, without duplication.

“Control” means possession, directly or indirectly, of the power (a) to vote 20% or more of any class of voting Equity Interests of a Person or (b) to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting Equity Interests, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Current Redeemable Equity” means any preferred stock or other preferred Equity Interests, which in either case, is subject to mandatory redemption at any time prior to the first anniversary of the Maturity Date (as it exists on any date of determination).

“Debt” of any Person means, without duplication:

(a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (other than unspent cash deposits held in escrow by or in favor of such Person, or in a segregated deposit account controlled by such Person, in each case in the ordinary course of business to secure the performance obligations of, or damages owing from, one or more third parties),

(b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments,

(c) all obligations of such Person on which interest charges are customarily paid (other than obligations where interest is levied only on late or past due amounts).

(d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person,

(e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business),

(f) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed,

(g) all Guarantees by such Person of Debt of others,

(h) all Capital Lease Obligations of such Person,

(i) all unpaid obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (other than cash collateralized letters of credit to secure the performance of workers’ compensation, unemployment insurance, other social security

Laws, bids, trade contracts, leases, environmental and other statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, obtained in the ordinary course of business),

(j) all capital stock of such Person which is required to be redeemed or is redeemable at the option of the holder if certain events or conditions occur or exist or otherwise, and

(k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor pursuant to Law as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that contractual provisions binding on the holder of such Debt provide that such Person is not liable therefor; provided that Debt shall not include (i) obligations of any Insurance Company with respect to insurance policies, annuities, guaranteed investment contracts and similar products underwritten by such Insurance Company in the ordinary course of its business, (ii) Reinsurance Agreements entered into by, such Insurance Company in the ordinary course of its business or (iii) obligations with respect to Surplus Relief Reinsurance ceded by such Insurance Company.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions, including foreign, from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.19(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Swingline Lender, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Swingline Lender or any other Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause

(c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(b) hereof) upon delivery of written notice of such determination to the Borrower and each Lender.

“Dollars” or “$” refers to lawful money of the United States.

“Domestic Subsidiary” means each Subsidiary that is not a Foreign Subsidiary.

“Effective Date” means the date on which each of the conditions specified in Section 4.01 is satisfied (or waived in accordance with Section 9.02).

“Eligible Collateral” has the meaning specified on Exhibit B hereto.

“Environmental Laws” means all Laws or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or the effects of the environment on health and safety.

“Equity Interests” means (a) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person or (b) any Equity Rights.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 4 14(b) or (c) of the Internal Revenue Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, is treated as a single employer under Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (except an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Internal Revenue Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Internal Revenue Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used with respect to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Events of Default” has the meaning specified in Article 7.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Taxes” means, with respect to any Lender Party or other recipient of a payment made by or on account of any obligation of the Borrower hereunder:

(a) income or franchise Taxes imposed on (or measured by) its net income, receipts, capital or net worth by the United States (or any jurisdiction within the United States, except to the extent that the United States (or any such jurisdiction within the United States imposes such Taxes solely in connection with such Lender Party’s enforcement of its rights or exercise of its remedies under the Loan Documents), or by the jurisdiction under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located (collectively, “Income Taxes”);

(b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction described in clause (a) above;

(c) in the case of a Foreign Lender, any United States withholding Tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or designates a new lending office or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.17(e); and

(d) any United States federal withholding Taxes imposed pursuant to FATCA.

Notwithstanding the foregoing, a withholding Tax will not be an “Excluded Tax” to the extent that (A) it is imposed on amounts payable to a Foreign Lender by reason of an assignment made to such Foreign Lender at the Borrower’s request pursuant to Section 9.15, (B) it is imposed on amounts payable to a Foreign Lender by reason of any other assignment and does not exceed the amount for which the assignor would have been indemnified pursuant to Section 2.17(a) or (C) in the case of designation of a new lending office, it does not exceed the amount for which such Foreign Lender would have been indemnified if it had not designated a new lending office.

“Exposure” means, with respect to any Lender at any time, the sum of (a) the aggregate outstanding principal amount of such Lender’s Loans at such time and (b) such Lender’s Swingline Exposure at such time.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as in effect on the date of this Agreement (or any amended or successor version of FATCA that is substantively comparable and not materially more onerous to comply with), and any current or future regulations thereunder or official governmental interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of Cleveland, or, if such rate is not so published on such Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Financial Officer” means the chief financial officer, treasurer, any assistant treasurer, the controller or any assistant controller of the Borrower.

“Financing Transactions” means any one or more of the execution, delivery and performance by the Borrower of the Loan Documents to which it is to be a party, and the borrowing of Loans.

“Fiscal Quarter” means a fiscal quarter of, as applicable, the Parent, the Borrower or any other Insurance Company.

“Fiscal Year” means a fiscal year of, as applicable, the Parent, the Borrower or any other Insurance Company.

“Fiscal Year Increase” means, as to any Fiscal Year after December 31, 2012, and computed annually by reference to the Parent’s audited Consolidated financial statements delivered pursuant to Section 5.01(a) in respect of such Fiscal Year, the greater of (a) an amount equal to 30% of the Parent’s Consolidated net, after tax earnings (determined in accordance with GAAP) for such Fiscal Year and (b) zero dollars ($0); provided that in computing the amount under clause (a) of this definition, the Parent’s Consolidated net, after tax earnings for such Fiscal Year (i) is decreased for any reductions, and increased for any additions to the tax valuation allowance that result from changes in judgment about the future realization of the related deferred tax assets in accordance with ASC 740 Income Taxes and included in the determination of the Parent’s Consolidated net, after tax earnings for such Fiscal Year, and (ii) excludes any increases or decreases to the Parent’s Consolidated net, after tax earnings for unrealized gains and losses included in the Parent’s net, after tax earnings resulting from the adoption of the reporting requirements included in the FASB’s exposure draft issued February 14, 2013, Financial Instruments Classification and Measurement, in each case, without duplication.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction outside the United States.

“Foreign Subsidiary” means a Subsidiary (which may be a corporation, limited liability company, partnership or other legal entity) organized under the Laws of a jurisdiction outside the United States, and conducting substantially all its operations outside the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Swingline Lender, such Defaulting Lender’s Percentage of outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied on a basis consistent (except for changes concurred in by the Parent’s independent public accountants) with the most recent audited Consolidated financial statements of the Parent and its Subsidiaries delivered to the Lenders. If at any time the SEC permits or requires U.S.-domiciled companies subject to the reporting requirements of the Exchange Act to use, in whole or in part, IFRS in lieu of GAAP for financial reporting purposes, the Borrower may elect by written notice to the Administrative Agent to so use IFRS (or, to the extent permitted by the SEC and consistent with pronouncements of the Financial Accounting Standards Board and the International Accounting Standards Board, portions thereof from time to time) in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS (or, if applicable, such portions) as in effect from time to time and (b) for prior periods, GAAP as defined in the first sentence of this definition (and as theretofore modified pursuant to this sentence), in each case subject to Section 1.04.

“Governmental Authority” means the government of the United States or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligations to pay money of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest rate, currency exchange rate or commodity price hedging arrangement.

“IFRS” means the International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Income Taxes” has the meaning specified in clause (a) of the definition of Excluded Taxes.

“Indemnified Taxes” means all Taxes except Excluded Taxes.

“Insurance Company” means the Borrower or any other Insurance Subsidiary of the Parent.

“Insurance Subsidiary” means a Subsidiary that is a regulated insurance company; provided that, that unless the context indicates otherwise, the term shall be construed to refer to a Subsidiary of the Borrower that is a regulated insurance company. As of the date of this Agreement, the Borrower has no Insurance Subsidiaries.

“Intercompany Pooling Arrangement” means the Reinsurance Pooling Agreement amended and restated as of January 1, 2011 (and entered into as of January 3, 2011), as amended by the First Amendment effective December 31, 2011, by and among State Auto Mutual, the Borrower, Milbank, State Auto Insurance Company of Wisconsin, Farmers Casualty Insurance Company (which was merged out of existence on December 31, 2012), State Auto Ohio, State Auto Florida Insurance Company (which was merged out of existence on December 31, 2012), Meridian Security Insurance Company, Meridian Citizens Mutual Insurance Company, Patrons Mutual Insurance Company of Connecticut, Litchfield Mutual Fire Insurance Company (which was merged out of existence on March 31, 2013), Beacon National Insurance Company (which was merged out of existence on December 31, 2012), Rockhill Insurance Company, Plaza Insurance Company, American Compensation Insurance Company and Bloomington Compensation Insurance Company, as such agreement may be modified or supplemented and in effect from time to time in accordance with Section 6.13 of this Agreement.

“Interest Election” means an election by the Borrower to change or continue the Interest Type of a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last Business Day of each calendar quarter in respect of the quarter then ending, (b) with respect to any Swingline Loan, the day on which such Loan is required to be repaid and (c) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, if such Interest Period is longer than three months, each day during such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period beginning on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be deemed to be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Type”, when used with respect to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit or capital contribution to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 90 days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business; (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any Hedging Agreement.

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, code, guideline, release, ruling, or order of, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, or any agreement with, any Governmental Authority.

“Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lender Parties” means the Lenders and the Administrative Agent.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment or Section 2.05, other than any such Person that ceases to be a party hereto pursuant to an Assignment. Unless the context requires otherwise, the term “Lenders” includes the Swingline Lender.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the per annum rate of interest, determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive and binding absent manifest error) as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the beginning of such Interest Period pertaining to such Eurodollar Borrowing, equal to the British Bankers Association (or the successor thereto if the British Bankers Association no longer is making such rate available) LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market), having a maturity comparable to such Interest Period. In the event that such a rate quotation is not available for any reason, then the LIBO Rate shall be the rate, determined by the Administrative Agent as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the beginning of such Interest Period pertaining to such Eurodollar Borrowing, to be the average

(rounded upwards, if necessary, to the nearest one sixteenth of one percent (1/16th of 1%)) of the per annum rates of interest at which dollar deposits in immediately available funds, approximately equal in principal amount to such Eurodollar Borrowing and for a maturity comparable to the Interest Period, are offered to KeyBank National Association by prime banks in the London interbank market.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Like-Kind Exchange” means the disposition of property in exchange for similar property or for cash proceeds in a transaction qualifying as a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code (or any successor provision).

“Loan Documents” means this Agreement, any promissory note issued by the Borrower pursuant to Section 2.09(e), any Security Document, and any certificate required to be delivered by the Borrower pursuant to Article 2 or Article 5.

“Loans” means loans made by the Lenders to the Borrower pursuant to Section 2.02. Unless the context requires otherwise, the term “Loans” includes Swingline Loans.

“Long-Term Debt” means any Debt that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties, assets, financial condition, prospects, contingent liabilities or material agreements of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to any Lender Party under, or the validity or enforceability of, any Loan Document.

“Material Debt” means (a) any Debt (other than obligations in respect of the Loans) in an aggregate principal amount with respect to any Debt issuance or series of related Debt issuances (including Debt issuances owed to the same creditor or governed by a single agreement or related agreements) exceeding $20,000,000 or (b) any obligation in respect of a Hedging Agreement or series of related Hedging Agreements (including obligations under Hedging Agreements owed to the same counterparty or governed by a single agreement or related agreements) exceeding $20,000,000, in each case, of any one or more of the Borrower and its Subsidiaries. For purposes of determining Material Debt, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement or series of related Hedging Agreements at any time will be the maximum aggregate amount (after giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement or Hedging Agreements were terminated at such time.

“Material Insurance Subsidiary” means a Material Subsidiary that is also an Insurance Subsidiary; provided that, unless the context indicates otherwise, the term shall be construed to refer to a Subsidiary of the Borrower that meets the foregoing criteria. As of the date hereof, the Material Insurance Subsidiaries of the Parent are the Borrower, Milbank and State Auto Ohio.

“Material Subsidiary” means a Subsidiary that holds, directly or indirectly, more than 5% of the Consolidated assets of, as applicable, the Borrower and its Subsidiaries or the Parent and its Subsidiaries at such time or that accounts for more than 5% of the consolidated revenues of, as applicable, the Borrower and its Subsidiaries or the Parent and its Subsidiaries at such time, in each instance determined in accordance with, as applicable, SAP or GAAP; provided that the aggregate Consolidated revenues or assets for all Subsidiaries that are not Material Subsidiaries shall not as of the end of any Fiscal Quarter exceed 10% of the Consolidated revenues or Consolidated assets of, as applicable, the Borrower and its Subsidiaries or the Parent and its Subsidiaries; provided, further, that unless the context indicates otherwise, the term shall be construed to refer to a Subsidiary of the Borrower that meets the foregoing criteria.

“Maturity Date” means the Revolving Availability Termination Date.

“Milbank” means Milbank Insurance Company, a South Dakota domiciled property and casualty insurance company and its successors.

“Minimum Net Worth” means, as of December 31 of any year, commencing with December 31, 2013, the minimum Consolidated Net Worth required to be maintained, as of the end of the Fiscal Quarter of the Parent that ends on such December 31, pursuant to Section 7.01(o).

“Moody’s” means Moody’s Investors Service, Inc. and its successors and assigns or, if it shall be dissolved or shall no longer assign credit ratings to long term debt, then any other nationally recognized statistical rating agency reasonably determined by the Administrative Agent after consultation with the Borrower.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Multiple Employer Plan” means an employee benefit plan, other than a Multiemployer Plan, to which the Borrower or any ERISA Affiliate, and one or more employers other than the Borrower or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Borrower or an ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

“NAIC” means the National Association of Insurance Commissioners and any successor thereto.

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar Taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Parent” means State Auto Financial Corporation, an Ohio corporation and its permitted successors and assigns.

“Parent Consolidated Debt” means Debt of the Parent, on a Consolidated basis, that is the type described in any or all of clauses (a), (b), (c), (d), (e) and (h) of the definition of “Debt”.

“Participants” has the meaning specified in Section 9.04(e).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Percentage” means, with respect to any Lender, the percentage of the Total Commitment represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Percentages will be determined based on the Commitments most recently in effect, adjusted to give effect to any assignments.

“Permitted Acquisition” means any Acquisition by the Borrower or its Material Subsidiary if all of the following conditions (to the extent, as to clauses (c) and (d), below, applicable to such Acquisition) are met:

(a) no Default exists immediately prior to, and after giving effect to, the consummation of such Acquisition;

(b) all transactions related to such Acquisition are consummated in compliance, in all material respects, with applicable Law;

(c) in the case of an Acquisition of Equity Interests in a Person, after giving effect to such Acquisition, 100% of the Equity Interests in such Person, and any other Subsidiary resulting from such Acquisition, shall be owned directly or indirectly by the Borrower;

(d) in the case of an Acquisition of assets of a Person, 100% of the Equity Interests in any Subsidiary formed for the purpose of or resulting from such Acquisition shall be owned directly or indirectly by the Borrower;

(e) such Acquisition is not actively opposed by the board of directors (or similar governing body) of the selling Person or the Person whose Equity Interests are to be acquired;

(f) without limiting the generality of clause (a), above, (i) after giving effect to such Acquisition, the Borrower and its Subsidiaries shall be in compliance with the requirements of Section 6.11 and Section 6.12, and (ii) if such Acquisition is in the form of a merger, consolidation or amalgamation, such merger, consolidation or amalgamation shall conform to the requirements of Section 6.03(d);

(g) if the aggregate consideration (including assumed Debt) for such Acquisition and all other Permitted Acquisitions consummated within the preceding 365-day period exceeds $100,000,000, the Borrower shall have delivered to the Administrative Agent at least twenty (20) days prior to the consummation of such Acquisition (i) a copy of the most recent drafts of the purchase agreement (or equivalent agreement otherwise named) and related material documents pursuant to which such Acquisition is to be effected (which draft purchase agreement and other documents the Borrower shall supplement with modifications thereto and, in advance of the consummation thereof, the final forms of such purchase agreement and other documents) and (ii) a certificate of a Financial Officer showing to the reasonable satisfaction of the Administrative Agent that the Borrower is (A) in compliance on a pro forma basis after giving effect to such Acquisition, with the covenants contained in Sections 6.11 and 6.12 recomputed as of the last day of the most recently ended Fiscal Quarter for which financial statements are available as if such Acquisition had occurred on such last day and (B) in compliance with the provisions of clauses (a) through (f), above, inclusive;

(h) with respect to all Acquisitions other than those described in clause (g), above, the Borrower shall have delivered to the Administrative Agent written notice of such Acquisition, accompanied by such information relating thereto as the Administrative Agent may reasonably request, promptly following the consummation of such Acquisition; and

(i) the aggregate consideration (including assumed Debt) for such Acquisition shall not exceed $150,000,000; and

(j) the aggregate consideration (including assumed Debt) for such Acquisition and all other Permitted Acquisitions consummated since the Effective Date shall not exceed $300,000,000.

“Permitted Investments” means any of the following: (a) any investment in direct obligations of the United States of America or any agency thereof; (b) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by any Lender or a bank or trust company which is organized under the Laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500,000,000 (or the foreign currency equivalent thereof) and whose Long-Term Debt is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Exchange Act) or any money market fund sponsored by a registered broker dealer or mutual fund distributor; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with a Lender or a bank meeting the qualifications described in clause (b) above; (d) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower)

organized and in existence under the Laws of the United States of America or any foreign country recognized by the United States of America with a rating at the times as of which any investment therein is made of “P-l” (or higher) by Moody’s or “A-1” (or higher) by S&P; (e) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s; and (f) with respect to any Insurance Company, any other investment permitted by the Applicable Insurance Regulatory Authority (which other investments, by way of clarification and not limitation, shall be deemed not to include the Equity Interests of a Subsidiary).

“Permitted Liens” means:

(a) Liens imposed by Law for Taxes that are not yet due or are being contested in compliance with Section 5.05;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by Law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05:

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Laws or regulations (including, without limitation, deposits made in the ordinary course of business to cash collateralize letters of credit described in the parenthetical in clause (i) of the definition of “Debt”);

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, and Liens imposed by statutory or common Law relating to banker’s liens or rights of setoff or similar rights relating to deposit accounts, in each case in the ordinary course of business;

(e) Liens arising under escrows, trusts, custodianships, separate accounts, funds withheld procedures, and similar deposits, arrangements, or agreements established with respect to insurance policies, annuities, guaranteed investment contracts and similar products underwritten by, or Reinsurance Agreements entered into by, any Insurance Company in the ordinary course of business;

(f) deposits with insurance regulatory authorities in the ordinary course of business;

(g) banker’s liens, rights of set-off or similar rights in favor of a depository institution with respect to deposit accounts maintained with a depository institution in the ordinary course of business and securing only obligations with respect to the maintenance of such accounts; and

(h) easements, zoning restrictions, rights-of-way, licenses, reservations, minor irregularities of title and similar encumbrances on real property imposed by Law or arising in the ordinary course of business that do not secure any monetary obligation and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Material Subsidiary;

provided that, except as provided in clause (c), above, the term “Permitted Liens” shall not include any Lien that secures Debt.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (except a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, and (i) in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) a “contributing sponsor” as defined in Section 400 l(a)(13) of ERISA, or (ii) with respect to which the Borrower or any ERISA Affiliate otherwise could incur liability under Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Prevailing Eastern Time” means “eastern standard time” as defined in 15 USC §263 as modified by 15 USC §260a.

“Pricing Schedule” means the Pricing Schedule attached hereto.

“Prime Rate” means, for any day, the rate of interest per annum then most recently publicly announced by KeyBank National Association as its “prime” rate (or equivalent rate otherwise named) in effect at its principal office in Cleveland, Ohio, which prime rate is not necessarily the lowest rate of interest charged by KeyBank National Association to commercial borrowers. Each change in the Prime Rate will be effective for purposes hereof from and including the date such change is publicly announced as being effective.

“Register” has the meaning specified in Section 9.04(c).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Regulatory Condition Satisfaction” has the meaning specified in Section 4.01(j).

“Reinsurance Agreement” means any agreement, contract, treaty, catastrophe bond, catastrophe aggregate bond, sidecar, collateralized reinsurance, or other form of risk transfer arrangement providing for Ceded Reinsurance.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and its Affiliates.

“Required Lenders” means, at any time, Lenders having aggregate Exposures and unused Commitments representing more than 50% of the sum of all Exposures and unused Commitments at such time; provided that the outstanding Exposure and unused Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; and provided further that unless there is only one (1) Lender, at no time shall the Required Lenders consist of less than two (2) Lenders (it being understood that Lenders that are Affiliates of one another shall be considered as one (1) Lender for purposes of this proviso).

“Restricted Payment” means, without duplication, (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in the Borrower or (b) any payment (whether in cash, securities or other property) or incurrence of an obligation by the Borrower or any of its Subsidiaries, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interest in the Borrower.

“Revolving Availability” means on any date an amount equal to the Total Commitment on such date, minus the Total Outstanding Amount on such date.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the Revolving Availability Termination Date (or, if earlier, the date on which all outstanding Commitments terminate).

“Revolving Availability Termination Date” means July 26, 2018 (or if such date is not a Business Day with respect to Eurodollar Loans, the next preceding day that is a Business Day with respect to Eurodollar Loans).

“Sale-Leaseback Transaction” has the meaning specified in Section 6.07.

“SAP” means, with respect to any Insurance Company, the accounting procedures and practices prescribed or permitted by the Applicable Insurance Regulatory Authority, applied on a basis consistent with those that, in accordance with the last sentence of Section 1.04 hereof, are to be used in making the calculations for purposes of determining compliance with this Agreement.

“S&P” means Standard & Poor’s Financial Services, LLC, and its successors and assigns or, if it shall be dissolved or shall no longer assign credit ratings to long term debt, then any other nationally recognized statistical rating agency reasonably determined by the Administrative Agent after consultation with the Borrower.

“SEC” means the United States Securities and Exchange Commission.

“Security Documents” means security agreements, control agreements and related security documents executed and delivered by the Borrower and any applicable depository bank or securities intermediary, in form and substance reasonably satisfactory to the Administrative Agent, that grant to the Administrative Agent, for the benefit of the Lender Parties, a perfected first priority Lien and security interest in Eligible Collateral.

“State Auto Ohio” means State Auto Insurance Company of Ohio, an Ohio domiciled property and casualty insurance company and its successors.

“State Auto Mutual” means State Automobile Mutual Insurance Company, an Ohio domiciled mutual property and casualty insurance company and its successors.

“State Auto Pooled Companies” means at any time the regulated insurance companies that are direct or indirect subsidiaries of State Auto Mutual that at such time are participating in the Intercompany Pooling Arrangement.

“Statutory Reserve Adjustment” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board). Such reserve percentages will include those imposed pursuant to such Regulation D. Eurodollar Loans will be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Adjustment will be adjusted automatically on and as of the effective date of any change in any applicable reserve percentage.

“Statutory Statement” means, as to any Insurance Company, a statement of the condition and affairs of such Insurance Company, prepared in accordance with statutory accounting practices required or permitted by the Applicable Insurance Regulatory Authority, and filed with the Applicable Insurance Regulatory Authority.

“Statutory Surplus” means, as at any date for any Insurance Company, the aggregate amount of surplus as regards policyholders (determined without duplication in accordance with SAP) of such Insurance Company, as set forth on page 3, line 38, of the most recent Statutory Statement of such Insurance Company (or equivalent page, line, or statement, to the extent that any thereof is modified or replaced).

“Subordinated Debt” means any unsecured Debt of the Borrower (a) no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the date that is nine (9) months after the later of the Maturity Date and (b) that has been subordinated to the Loans and other obligations of the Borrower under the Loan Documents in right and time of payment upon terms that are satisfactory to the Administrative Agent, which terms may, in the Administrative Agent’s determination, include (without limitation) limitations or restrictions on the right of the holder of such Debt to receive payments and exercise remedies.

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any corporation, limited liability company, partnership or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other corporation, limited liability company, partnership or other entity (i) of which securities or other ownership interests (A) representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership voting interests or (B) otherwise having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, are, as of such date, owned, controlled or held, or (ii) that is otherwise Controlled (pursuant to clause (b) of the definition of “Control”) as of such date, by the parent and/or one or more of its subsidiaries.

“Subsidiary” means any subsidiary of, as applicable, the Borrower or the Parent.

“Surplus Relief Reinsurance” means any transaction in which any Insurance Company cedes business under a reinsurance agreement that would be considered a “financing-type” reinsurance agreement as determined by the independent certified public accountants of State Auto Mutual or such Insurance Company in accordance with principles published by the Financial Accounting Standards Board or the Second Edition of the AICPA Audit Guide for Stock Life Insurance Companies (pp. 91-92 or equivalent provisions), as the same may be revised from time to time.

“Swingline Exposure” means, at any time, the aggregate outstanding principal amount of the Swingline Loans at such time. The Swingline Exposure of any Lender at any time will be its Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means KeyBank National Association, in its capacity as the lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Taxes” means any and all present or future taxes, assessments, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Capitalization” means, as of any date, the aggregate of, without duplication, (a) Parent Consolidated Debt on such date and (b) Consolidated Net Worth, on such date.

“Total Commitment” means, at any date, the aggregate of the Commitments of all Lenders at such date.

“Total Outstanding Amount” means, at any date, the aggregate Exposures of all Lenders at such date.

“United States” means the United States of America.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Wholly Owned Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified by Interest Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.03. Terms Generally. The definitions of terms herein (including those incorporated by reference to another document) apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the word “property” shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04. Accounting Terms; Changes in GAAP.

(a) Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Agent hereunder shall (unless otherwise disclosed to the Administrative Agent in writing at the time of delivery thereof in the manner described in subsection (b) below) be prepared, in accordance with GAAP or with SAP applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Administrative Agent hereunder (which, prior to the delivery of the first financial statements under Section 5.01 hereof, shall mean the audited, or annual statutory, financial statements as at December 31, 2012 referred to in Section 3.04 hereof). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP or with SAP applied on a basis consistent with those used in the preparation of the latest annual or quarterly financial statements furnished to the Administrative Agent pursuant to Section 5.01 hereof (or, prior to the delivery of the first financial statements under Section 5.01 hereof, used in the preparation of the audited, or annual statutory, financial statements as at December 31, 2012 referred to in Section 3.04 hereof) unless (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (ii) the Required Lenders (through the Administrative Agent) shall so object in writing within 30 days after delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 5.01 hereof, shall mean the audited, or annual statutory, financial statements referred to in Section 3.04 hereof); provided that, if any change in GAAP by reason of a change from GAAP to IFRS or, if applicable, portions thereof (as provided in the definition of “GAAP”) would affect in any material respect the computation of any ratio or other financial covenant, basket, calculation or requirement set forth herein or in any other Loan Document, the Administrative Agent and the Borrower shall endeavor to negotiate in good faith a modification of such ratio, covenant, basket, calculation or requirement to preserve the original intent thereof in light of such change from GAAP to IFRS or, if applicable, a portions thereof (subject, however, to the approval of the Required Lenders); and until, if ever, such modification shall have been effected by an amendment to such ratio, covenant, basket, calculation or requirement approved by the Borrower and the Required Lenders as provided in Section 9.02 hereof, (i) such ratio, covenant, basket, calculation or requirement shall continue to be computed in accordance with GAAP prior to such change to IFRS (or, if applicable, portions thereof) and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio, covenant, basket, calculation or requirement made before and after giving effect to such change from GAAP to IFRS (or, if applicable, portions thereof).

(b) The Borrower shall deliver to the Administrative Agent at the same time as the delivery of any annual or quarterly financial statement under Section 5.01 hereof (i) a description in reasonable detail of any material variation between the application of accounting principles, or statutory accounting practices, employed in the preparation of such statement and the application of accounting principles, or statutory accounting practices, employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of subsection (a) above and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof.

(c) To enable the ready and consistent determination of compliance with the covenants set forth in Article 6 hereof, the Borrower shall not change the last day of its fiscal year from December 31, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively.

ARTICLE 2

THE CREDITS

Section 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not at any time result in (A) such Lender’s Exposure exceeding its Commitment or (B) the Total Outstanding Amount exceeding the Total Commitment then in effect. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

(b) The Commitments of the Lenders are several, i.e., the failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, and no Lender shall be responsible for any other Lender’s failure to make Loans as and when required hereunder.

Section 2.02. Revolving Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Interest Type made by the Lenders ratably in accordance with their respective Commitments, as the Borrower may request (subject to Section 2.14) in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan. Any exercise of such option shall not affect the Borrower’s obligation to repay such Loan as provided herein.

(b) At the beginning of each Interest Period for any Eurodollar Borrowing, the aggregate amount of such Borrowing shall be an integral multiple of $5,000,000 and not less than $10,000,000. When each Base Rate Borrowing is made, the aggregate amount of such Borrowing shall be an integral multiple of $5,000,000 and not less than $10,000,000; provided that a Base Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Commitments. Borrowings of more than one Interest Type may be outstanding at the same time; provided that there shall not at any time be more than a total of four (4) Eurodollar Borrowings outstanding.

(c) Notwithstanding any other provision hereof, the Borrower will not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03. Requests to Borrow Loans. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Prevailing Eastern Time, three Business Days before the date of the proposed Borrowing or (b) in the case of a Base Rate Borrowing, not later than 11:00 a.m., Prevailing Eastern Time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy or email transmission to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Interest Type of a Borrowing is specified, the requested Borrowing will be a Base Rate Borrowing. If no Interest Period with respect to a requested Eurodollar Borrowing is specified, the Borrower will be deemed to have selected an Interest Period of one month’s duration. Promptly after it receives a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender as to the details of such Borrowing Request and the amount of such Lender’s Loan to be made pursuant thereto.

Section 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period, in each case in an amount that (i) is an integral multiple of $5,000,000 and not less than $10,000,000, (ii) will not result in the aggregate outstanding principal amount of all Swingline Loans exceeding $15,000,000 and (iii) will not result in the Total Outstanding Amount exceeding the Total Commitment then in effect; provided that the Swingline Lender will not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy or email transmission), not later than 3:00 p.m., Prevailing Eastern Time, on the proposed date of borrowing. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent shall promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the Borrower’s general deposit account with the Swingline Lender by 5:00 p.m., Prevailing Eastern Time, on the requested date of such Swingline Loan. Each Swingline Loan shall bear interest at the rate specified in Section 2.13(c).

(c) The Borrower unconditionally promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the thirtieth day after such Swingline Loan is made; provided that, unless the Swingline Lender otherwise expressly agrees in writing, on each day that a Borrowing of Loans is made, the Borrower shall repay all Swingline Loans that are outstanding on such day.

(d) The Borrower will have the right at any time to prepay any Swingline Loan in full or in part in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000. The Borrower shall notify the Swingline Lender and the Administrative Agent, by telephone (confirmed by telecopy or email transmission), of the date and amount of any such prepayment not later than noon, Prevailing Eastern Time, on the date of prepayment. Each such prepayment shall be made directly to the Swingline Lender and shall be accompanied by accrued interest on the amount prepaid.

(e) The Swingline Lender may, by written notice given to the Administrative Agent not later than 3:00 p.m., Prevailing Eastern Time, on any Business Day, require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans then outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly after it receives such notice, the Administrative Agent shall notify each Lender as to the details thereof and such Lender’s Percentage of such aggregate amount of Swingline Loans. Each Lender agrees, upon receipt of such notification, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Percentage of such aggregate amount of Swingline Loans. Each Lender’s obligation to acquire participations in Swingline Loans pursuant to this subsection is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Commitments, and each payment by a Lender to acquire such participations shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this subsection by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06(b) shall apply, mutatis mutandis, to the payment obligations of the Lenders under this subsection), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in Swingline Loans acquired pursuant to this subsection, and thereafter payments in respect of such Swingline Loans shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or any other party on behalf of the Borrower) in respect of a Swingline Loan after the Swingline Lender receives the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent, which shall promptly remit any such amounts received by it to the Lenders that shall have made payments pursuant to this subsection and to the Swingline Lender, as their interests may appear. The purchase of participations in Swingline Loans pursuant to this subsection will not relieve the Borrower of any default in the payment thereof.

Section 2.05. Optional Increase in Commitments. At any time prior to the date that is thirty (30) days prior to the Revolving Availability Termination Date, if no Default shall have occurred and be continuing (or would result after giving effect thereto), the Borrower, may, if it so elects, increase the aggregate amount of the Commitments (each such increase to be in an aggregate amount that is an integral multiple of $5,000,000 and not less than $10,000,000), either by designating a financial institution not theretofore a Lender to become a Lender (such designation to be effective only with the prior written consent of the Administrative Agent and the Swingline Lender, which consent will not be unreasonably withheld or delayed, and only if such financial institution accepts a Commitment in an aggregate amount that is an integral multiple of $5,000,000 and not less than $10,000,000), or by agreeing with an existing Lender that such Lender’s Commitment shall be increased. Upon execution and delivery by the Borrower and such Lender or other financial institution of an instrument (a “Commitment Acceptance”) in form reasonably satisfactory to the Administrative Agent, such existing Lender shall have a Commitment as therein set forth or such other financial institution shall become a Lender with a Commitment as therein set forth and with all the rights and obligations of a Lender with such a Commitment hereunder, and any such other financial institution shall be deemed to be a Lender for all purposes of this Agreement and the other Loan Documents without any amendment hereto or thereto and without the consent of any other party (other than those required above in this Section 2.05); provided:

(a) that the Borrower shall provide prompt notice of such increase to the Administrative Agent, who shall promptly notify the Lenders;

(b) that the Borrower shall have delivered to the Administrative Agent a copy of the Commitment Acceptance;

(c) that the amount of such increase, together with all other increases in the aggregate amount of the Commitments pursuant to this Section 2.05 since the date of this Agreement, does not exceed $50,000,000;

(d) that, before and after giving effect to such increase, the representations and warranties of the Borrower contained in Article 3 of this Agreement shall be true and correct; and

(e) that the Administrative Agent shall have received such evidence (including an opinion of Borrower’s counsel) as it may reasonably request to confirm the Borrower’s due authorization of the transactions contemplated by this Section 2.05 and the validity and enforceability of the obligations of the Borrower resulting therefrom.

On the date of any such increase, the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders that the conditions set forth in clauses (a) through (e) above have been satisfied.

Upon any increase in the aggregate amount of the Commitments pursuant to this Section 2.05:

(x) within five (5) Business Days, in the case of any Base Rate Borrowings then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of any Eurodollar Borrowings then outstanding, the Borrower shall prepay such Borrowing in its entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Article 4, the Borrower shall reborrow Loans from the Lenders in proportion to their respective Commitments after giving effect to such increase, until such time as all outstanding Loans are held by the Lenders in such proportion; and

(y) each existing Lender whose Commitment has not increased pursuant to this Section 2.05 (each, a “Non-increasing Lender”) shall be deemed, without further action by any party hereto, to have sold to each Lender whose Commitment has been assumed or increased under this Section 2.05 (each, an “Increased Commitment Lender”), and each Increased Commitment Lender shall be deemed, without further action by any party hereto, to have purchased from each Non-Increasing Lender, a participation (on the terms specified in Section 2.04(e) respectively) in each Swingline Loan in which such Non-Increasing Lender has acquired a participation in an amount equal to such Increased Commitment Lender’s Percentage thereof, until such time as all Swingline Exposures are held by the Lenders in proportion to their respective Commitments after giving effect to such increase.

Section 2.06. Funding of Loans. (a) Each Lender making a Loan hereunder shall wire the principal amount thereof in immediately available funds, by 1:00 p.m., Prevailing Eastern Time, on the proposed date of such Loan, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent shall make such funds available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Cleveland, Ohio and designated by the Borrower in the applicable Borrowing Request; provided that Loans made to finance the repayment of a Swingline Loan as provided in Section 2.04(c) will be remitted by the Administrative Agent to the Swingline Lender.

(b) Unless the Administrative Agent receives notice from a Lender before the proposed date of any Borrowing that such Lender will not make its share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) and may, in reliance on such assumption, make a corresponding amount available to the Borrower. In such event, if a Lender has not in fact made its share of such Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the day such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Base Rate Loans. If such Lender pays such amount to the Administrative Agent, such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.07. Interest Elections. (a) Each Borrowing of Loans initially shall be of the Interest Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Interest Type or, in the case of a Eurodollar Borrowing, to continue such Borrowing for one or more additional Interest Periods, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent thereof by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting that a Borrowing of the Interest Type resulting from such election be made on the effective date of such election. Each such telephonic Interest Election shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or email transmission to the Administrative Agent of a written Interest Election in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election shall specify the following information in compliance with Section 2.02 and subsection (e) of this Section:

(i) the Borrowing to which such Interest Election applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”.

If an Interest Election requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower will be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly after it receives an Interest Election, the Administrative Agent shall advise each Lender as to the details thereof and such Lender’s portion of each resulting Borrowing.

(e) if the Borrower fails to deliver a timely Interest Election with respect to a Eurodollar Borrowing before the end of an Interest Period applicable thereto, such Borrowing (unless repaid) will be converted to a Base Rate Borrowing at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) each Eurodollar Borrowing (unless repaid) will be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto on the date of such notice.

Section 2.08. Termination or Reduction of Commitments. (a) Unless previously terminated, the Commitments will terminate on the Revolving Availability Termination Date.

(b) The Borrower may at any time terminate the Commitments in whole or from time to time reduce the Commitments in part; provided that (i) the amount of each reduction (as distinct from termination in whole) of the Commitments shall be an integral multiple of $1,000,000 and not less than $5,000,000, (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect thereto and to any concurrent prepayment of Loans pursuant to Section 2.10, the total Exposures would exceed the total Commitments and (iii) the Borrower shall not reduce (as distinct from terminate in whole) the Commitments if, after giving effect thereto, the outstanding Commitments would be less than $50,000,000.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under Section 2.08(b), at least five (5) Business Days before the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly after it receives any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section will be irrevocable; provided that any such notice terminating the Commitments may state that it is conditioned on the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or before the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments will be permanent and will be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.09. Payment at Maturity; Evidence of Debt. (a) The Borrower unconditionally promises to pay to the Administrative Agent on the Maturity Date, for the account of each Lender, the then unpaid principal amount of such Lender’s Loans.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Interest Type thereof and each Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to subsections (b) and (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that any failure by any Lender or the Administrative Agent to maintain such accounts or any error therein shall not affect the Borrower’s obligation to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.10. Optional and Mandatory Prepayments. (a) Optional Prepayments. The Borrower will have the right at any time to prepay any Borrowing in whole or in part, without premium or penalty, but subject to the provisions of this Section and Section 2.16; provided that the aggregate amount of each such prepayment shall be an integral multiple of $50,000 and not less than $250,000.

(b) Mandatory Prepayments. If at any date the Total Outstanding Amount exceeds the lesser of (i) the Total Commitment and (ii) the aggregate Collateral Value of the Eligible Collateral then held by the Administrative Agent, in each case determined as of such date, then not later than the next succeeding Business Day, the Borrower shall be required to either (A) deposit with the Administrative Agent additional Eligible Collateral having a Collateral Value equal to such excess or (B) prepay the Loans in an amount equal to such excess, in either case until the Total Outstanding Amount does not exceed the lesser of the Total Commitment and the aggregate Collateral Value of the Eligible Collateral then held by the Administrative Agent.

(c) Allocation of Prepayments. Before any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(f).

(d) Partial Prepayments. Each partial prepayment of a Borrowing shall be in an amount such that the remaining unpaid amount of such Borrowing would be permitted under Section 2.02(b) for a Borrowing of the same Interest Type, except as needed to apply fully the required amount of a mandatory prepayment. Each partial prepayment of a Borrowing shall be applied ratably to the Loans included in such Borrowing.

(e) Accrued Interest. Each prepayment of a Borrowing shall be accompanied by accrued interest to the extent required by Section 2.11 or Section 2.13.

(f) Notice of Prepayments. Except with respect to a prepayment under Section 2.10(b), the Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or email transmission) of any prepayment of any Borrowing hereunder (i) in the case of a Eurodollar Borrowing, not later than noon, Prevailing Eastern Time, three (3) Business Days before the date of prepayment and (ii) in the case of a Base Rate Borrowing, not later than noon, Prevailing Eastern Time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08(c). Promptly after it receives any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.

Section 2.11. [Reserved].

Section 2.12. Fees. (a) The Borrower shall pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue during the Revolving Availability Period at the Applicable Rate on the average daily amount of the Commitment of such Lender, whether used or unused, during the period from and including the Effective Date to the date on which such Commitment terminates. Such facility fee shall be payable in arrears on the last Business Day of each calendar quarter in respect of the quarter then ending and on the earlier date on which the Commitment of such Lender shall be terminated or assigned in whole.

(b) The Borrower shall pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon by the Borrower and the Administrative Agent.

(c) The Borrower shall pay to the Administrative Agent (to the extent applicable, for its own account, for the account of the Arranger and for the account of each Lender) on the Effective Date such fees as are specified in the fee letter between the Borrower and the Arranger dated March 8, 2013.

(d) All fees payable hereunder shall be computed on the basis of a year of 360 days and will be payable for the actual number of days elapsed and shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of facility fees and utilization fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

Section 2.13. Interest. (a) The Loans comprising each Base Rate Borrowing shall bear interest for each day at the Alternate Base Rate, plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest for each Interest Period in effect for such Borrowing at the Adjusted LIBO Rate for such Interest Period, plus the Applicable Rate.

(c) Each Swingline Loan shall bear interest for each day at the rate per annum equal to (i) the rate determined by the Swingline Lender to be its cost of funds in respect of such Swingline Loan, plus (ii) plus the Applicable Rate for Eurodollar Borrowings then in effect.

(d) Notwithstanding the foregoing, (i) if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (A) in the case of overdue principal of any Loan, two percent (2%) plus the rate that otherwise would be applicable to such Loan as provided in the provisions of this Section or (B) in the case of any other amount, two percent (2%) plus the Alternate Base Rate, plus the Applicable Rate for Base Rate Loans; and (ii) upon notice to the Borrower from the Administrative Agent upon and during the continuance of an Event of Default, and continuing for so long as an Event of Default exists (but without duplication of the interest accruing pursuant to clause (i), above), interest on the Loans shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate that otherwise would be applicable to such Loan as provided in the preceding subsections of this Section.

(e) Interest accrued on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to Section 2.13(d) shall be payable on demand, (ii) upon any repayment of any Loan

(except a prepayment of a Base Rate Loan before the end of the Revolving Availability Period), interest accrued on the principal amount repaid shall be payable on the date of such repayment and (iii) upon any conversion of a Eurodollar Loan before the end of the current Interest Period therefor, interest accrued on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder will be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate will be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case will be payable for the actual number of days elapsed (including the first day but excluding the last day). Each applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and its determination thereof will be conclusive absent manifest error.

Section 2.14. Alternate Rate of Interest. If before the beginning of any Interest Period for a Eurodollar Borrowing:

(a) Reuters is no longer quoting rates for BBA LIBOR (as defined in the definition of LIBO Rate) and there is no substitute or successor thereto as provided in Section 1.01, and if deposits in dollars in the applicable amounts are not being offered by KeyBank National Association in the London interbank market for such Interest Period; or

(b) Lenders having 50% or more of the aggregate principal amount of the Loans to be included in such Borrowing advise the Administrative Agent that the Adjusted LIBO Rate for such Interest Period, after giving effect to Section 2.15, will not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing will be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing will be made as a Base Rate Borrowing.

Section 2.15. Increased Costs; Capital Adequacy. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) subject any Lender to any Tax of any kind whatsoever with respect to this Agreement, any Loan made by it, or change the basis of taxation of any payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.17 and the imposition of, or any change to, the rate of any Excluded Tax payable by such Lender); or

(iii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Eurodollar Loan (or of maintaining its obligation to make Eurodollar Loans) or to increase the cost to such Lender or to reduce any amount received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower shall pay to such Lender such additional amount or amounts as will compensate it for such additional cost incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time following receipt of the certificate referred to in subsection (c) of this Section, the Borrower shall pay to such Lender such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate it or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section shall be delivered to the Borrower and shall be rebuttably presumed to be correct. Each such certificate shall contain a representation and warranty on the part of the Lender to the effect that such Lender has complied with its obligations pursuant to Section 2.20 hereof in an effort to eliminate or reduce such amount. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay by any Lender to demand compensation pursuant to this Section will not constitute a waiver of its right to demand such compensation; provided that the Borrower will not be required to compensate a Lender pursuant to this Section for any increased cost or reduction incurred more than 180 days before it notifies the Borrower of the Change in Law giving rise to such increased cost or reduction and of its intention to claim compensation therefor. However, if the Change in Law giving rise to such increased cost or reduction is retroactive, then the 180-day period referred to above will be extended to include the period of retroactive effect thereof.

(e) Within four (4) months following the date such certificate is furnished claiming compensation by any such Lender (an “Affected Lender”, which term shall also include a Lender making a demand under Section 2.17), the Borrower may replace the Affected Lender pursuant to the provisions of Section 9.15.

Section 2.16. Break Funding Payments. If (a) any principal of any Eurodollar Loan is repaid on a day other than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) any Eurodollar Loan is converted on a day other than the last day of an Interest Period applicable thereto, (c) the Borrower fails to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(f) and is revoked in accordance therewith), or (d) any Eurodollar Loan is assigned on a day other than the last day of an Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then the Borrower shall compensate each Lender for its loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost and expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the end of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have begun on the date of such failure), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the beginning of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17. Taxes. (a) All payments by the Borrower under the Loan Documents shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that, if the Borrower shall be required to deduct or withhold any Taxes from such payments, then (i) the Borrower shall make such deductions or withholdings, (ii) the Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and (iii) to the extent that the deduction or withholding is made on account of Indemnified Taxes or Other Taxes, the sum payable will be increased as necessary so that, after all required deductions and withholdings (including deductions applicable to additional sums payable under this Section) are made, each relevant Lender Party receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) The Borrower shall indemnify each Lender Party, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Lender Party with respect to any payment by or obligation of the Borrower under the Loan Documents (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (unless such penalties, interest or expenses arise by reason of the gross negligence or willful misconduct of such Lender), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment delivered to the Borrower by a Lender Party on its own behalf, or by the Administrative Agent on behalf of a Lender Party, shall be conclusive absent manifest error. If the Borrower has indemnified any Lender Party pursuant to this Section 2.17(c), such Lender Party shall take such steps as the Borrower shall reasonably request (at the Borrower’s expense) to assist the Borrower in recovering the Indemnified Taxes or Other Taxes and any penalties or interest attributable thereto; provided that no Lender Party shall be required to take any action pursuant to this Section 2.17(c) unless, in the reasonable judgment of such Lender Party, such action (i) would not subject such Lender Party to any unreimbursed cost or expense and (ii) would not otherwise be disadvantageous to such Lender Party.

(d) As soon as practicable after the Borrower pays any Indemnified Taxes or Other Taxes to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) The Administrative Agent and each Lender shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will permit payments to be made hereunder or under any other Loan Document without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, each Foreign Lender shall to the extent requested by the Borrower (i) furnish either (a) two (2) accurate and complete originally executed U.S. Internal Revenue Service Forms W-8BEN (or successor form) (b) two (2) accurate and complete originally executed U.S. Internal Revenue Service Forms W-8ECI (or successor form) or (c) two (2) accurate and complete originally executed U.S. Internal Revenue Service Forms W-8IMY and all requisite supporting documentation, certifying, in each case, to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding Tax with respect to all interest payments hereunder, and (ii) to the extent it may lawfully do so at such times, upon reasonable request by the Borrower or the Administrative Agent, provide a new Form W-8BEN (or successor form), Form W-8ECI (or successor form) or Form W-8IMY (or successor form) upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding Tax with respect to any interest payment hereunder; provided that any Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code and is claiming the “portfolio interest exemption” under Section 881(c) of the Internal Revenue Code shall also furnish a “Non-Bank Certificate” in the form from time to time specified by, as applicable, the Administrative Agent or the Borrower if it is furnishing a Form W-8BEN. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of the immediately preceding sentence, “FATCA” shall include any amendments made to FATCA after the date of this Agreement; provided that a Foreign Lender’s breach of this Section 2.17(e) shall affect the rights only of the breaching Foreign Lender, and not the rights of any other Foreign Lender, under Section 2.17(a).

(f) The Administrative Agent and each Lender that is not a Foreign Lender shall furnish two accurate and complete originally executed U.S. Internal Revenue Service Forms W-9 (or successor form).

(g) The provisions of this Section 2.17 shall survive the termination of this Agreement and repayment of the Loans.

(h) Within four (4) months following the date the Administrative Agent or a Lender shall make a written demand for Taxes or Other Taxes pursuant to this Section 2.17, the Borrower may replace the Affected Lender pursuant to the provisions of Section 9.15.

Section 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-Offs. (a) The Borrower shall make each payment required to be made by it under the Loan Documents (whether of principal, interest or fees, or amounts payable under Section 2.15, 2.16 or 2.17(c) or otherwise) before the time expressly required under the relevant Loan Document for such payment (or, if no such time is expressly required, before noon, Prevailing Eastern Time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amount received after such time on any day may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 127 Public Square, 6th Floor, Cleveland, Ohio 44114 (or such other address as may from time to time be designated by the Administrative Agent to the Borrower in writing), except payments to be made directly to the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly after receipt thereof. Unless otherwise specified herein, if any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment will be extended to the next succeeding Business Day and, if such payment accrues interest, interest thereon will be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the Lenders in accordance with the amounts of principal then due.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or any of its participations in Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless, before the date on which any payment is due to the Administrative Agent for the account of one or more Lender Parties hereunder, the Administrative Agent receives from the Borrower notice that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance on such assumption, distribute to each relevant Lender Party the amount due to it. In such event, if the Borrower has not in fact made such payment, each Lender Party severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender Party with interest thereon, for each day from and including the day such amount is distributed to it to but excluding the day it repays the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender fails to make any payment required to be made by it pursuant to Section 2.04(e), 2.06(b), 2.18(d) or 9.03(c), the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19. Defaulting Lenders. (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.09 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Swingline Lender hereunder; third, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders, including the Swingline Lender, as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made at a time when the conditions set forth in Article 4 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans and funded and unfunded participations in Swingline Exposure are held by the Lenders pro rata in accordance with their Percentages without giving effect to Section 2.19(a)(iv), below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) (A) No Defaulting Lender shall be entitled to receive any facility fee under Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) With respect to any facility fee under Section 2.12(a) not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Swingline Exposure that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to the Swingline Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) All or any part of such Defaulting Lender’s participation in Swingline Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (A) the conditions set forth in Article 4 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (B) such reallocation does not cause the aggregate Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure.

(b) If the Borrower, the Administrative Agent and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice, and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Swingline Loans to be held pro rata by the Lenders in accordance with their Percentages (without giving effect to Section 2.19(a) above), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans. So long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan.

Section 2.20. Lender’s Obligation to Mitigate . If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use all commercially reasonable efforts to mitigate or eliminate the amount of such compensation or additional amount, including without limitation, by designating a different lending office for funding or booking its Loans hereunder or by assigning its rights and obligations hereunder to another of its offices, branches or affiliates; provided that no Lender shall be required to take any action pursuant to this Section 2.20 unless, in the reasonable judgment of such Lender, such designation or assignment or other action (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense and (iii) would not otherwise be disadvantageous to such Lender in any material respect. The Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender Parties that:

Section 3.01. Organization; Powers. The Borrower and each of its Material Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02. Authorization; Enforceability. The Financing Transactions to be entered into by the Borrower are within its corporate, limited liability company or similar company powers and have been duly authorized by all necessary corporate, limited liability company (or similar) action and, if required, stockholder or other equity holder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which the Borrower is to be a party, when executed and delivered by the Borrower, will constitute, a legal, valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms, subject to applicable Debtor Relief Laws and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law.

Section 3.03. Governmental Approvals; No Conflicts. The Financing Transactions (a) do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable Law or the charter, by-laws, limited liability company agreement or other organizational documents of the Borrower or any order of any Governmental Authority or any exchange under which the Parent’s Equity Interests are traded, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its properties, or give rise to a right thereunder to require the Borrower to make any payment, where such default or payment reasonably can be expected to have a Material Adverse Effect and (d) will not result in the creation or imposition of any Lien on any property of the Borrower (except for Liens created pursuant to the Loan Documents).

Section 3.04. Financial Statements; No Material Adverse Change. Except as disclosed on Schedule 3.04 hereto:

(a) The Borrower has heretofore furnished to the Lenders (i) the audited Consolidated balance sheet of the Parent as of December 31, 2012 and the related Consolidated statements of income and cash flows for the Fiscal Year then ended, reported on by Ernst & Young LLP, independent public accountants, and (ii) the unaudited Consolidated balance sheet of the Parent as of March 31, 2013 and the related Consolidated statements of income and cash flows for the Fiscal Quarter then ended and for the portion of the Fiscal Year then ended, all certified by the Parent’s chief financial officer. Such financial statements present fairly, in all material respects, the Consolidated financial position of the Parent as of such dates and its Consolidated results of operations and cash flows for such periods in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above and show all material Debt and other liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof. None of the Parent or any of its Material Subsidiaries has on the date hereof any material contingent liabilities, material liabilities for Taxes, material unusual forward or long-term commitments or material unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheets as at said dates.

(b) Since December 31, 2012 (or, after the Effective Date, since the last day of the Fiscal Year in respect of which the Borrower has delivered audited Consolidated financial statements of the Parent pursuant to Section 5.01(a)), there has been no material adverse change in the business, operations, properties, assets, financial condition, prospects, contingent liabilities or material agreements of the Parent and its Subsidiaries, taken as a whole.

(c) The Borrower has heretofore furnished to each of the Lenders the annual Statutory Statement of the Borrower and each other Insurance Subsidiary of the Parent for the Fiscal Year thereof ended December 31, 2012, and the quarterly Statutory Statement of the Borrower and each other Insurance Subsidiary of the Parent for the partial year ended March 31, 2013, in each case as filed with the Applicable Insurance Regulatory Authority. All such Statutory Statements present fairly in all material respects the financial condition of the Borrower and each other Insurance Subsidiary of the Parent as at, and the results of operations for, the Fiscal Year ended December 31, 2012, and partial year ended March 31, 2013, in accordance with statutory accounting practices prescribed or permitted by the Applicable Insurance Regulatory Authority. Since December 31, 2012, there has been no material adverse change in the financial condition, operations, business or prospects taken as a whole of any Material Insurance Subsidiary of the Parent from that set forth in its respective Statutory Statement as at December 31, 2012.

Section 3.05. Insurance Licenses. Schedule 3.05 lists, as of the Effective Date, all of the jurisdictions in which the Borrower and each other Material Insurance Subsidiary holds active licenses (including, without limitation, licenses or certificates of authority from Applicable Insurance Regulatory Authorities), permits or authorizations to transact insurance and reinsurance business or to act as an insurance agent or broker (collectively, the “Licenses”). The Borrower and each other Material Insurance Subsidiary is in compliance in all material respects with each License held by it. No License (to the extent material) is the subject of a proceeding for suspension or revocation or any similar proceedings, there is no sustainable basis for such a suspension or revocation, and to the knowledge of the Borrower no such suspension or revocation has been threatened by any Applicable Insurance Regulatory Authority except in any such case where such proceedings, suspension or revocation would not reasonably be expected to have a Material Adverse Effect.

Section 3.06. Borrower’s Subsidiaries. As of the Effective Date, the Borrower has no Subsidiaries, other than those set forth on Schedule 3.06. Schedule 3.06 accurately identifies the jurisdiction under the Laws of which each such Subsidiary is formed and whether such Subsidiary is or is not, as the case may be, a Material Subsidiary as of the Effective Date.

Section 3.07. Litigation. Except as disclosed on Schedule 3.07, there is no action, suit, arbitration proceeding or other proceeding, inquiry or investigation, at Law or in equity, before or by any arbitrator or Governmental Authority pending against the Parent or any Material Subsidiary of the Parent or of which the Parent or any Material Subsidiary of the Parent has otherwise received notice or which, to the knowledge of the Parent, is threatened against the Parent or any Material Subsidiary of the Parent (i) as to which, but after giving effect to any applicable insurance claim reserve, there is a possibility of an unfavorable decision, ruling or finding which would reasonably be expected to result in a Material Adverse Effect or (ii) that involves any of the Loan Documents or the Financing Transactions or the use of the proceeds thereof.

Section 3.08. Compliance with Laws and Agreements; Foreign Asset Control Regulations. (a) The Borrower is in compliance with all Laws applicable to it or its property (including (i) all Environmental Laws, (ii) ERISA, (iii) applicable Laws dealing with intellectual property, and (iv) the Fair Labor Standards Act and other applicable Law dealing with such matters) and all indentures, agreements and other instruments binding on it or its property, except where failures to do so, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) No Default has occurred and is continuing.

(c) Without limiting the generality of paragraph (a) above, the Borrower and each Material Insurance Subsidiary is in compliance, in all material respects, with each Applicable Insurance Code and other requirements applicable to it of its Applicable Insurance Regulatory Authority.

Section 3.09. Investment Company Status. The Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.10. Taxes. The Borrower and its Subsidiaries are members of an affiliated group of corporations filing consolidated returns for Federal income Tax purposes, of which the Parent is the “common parent” (within the meaning of Section 1504 of the Internal Revenue Code) of such group. The Parent, the Borrower and its Material Subsidiaries have filed all Federal income Tax returns and all other material Tax returns that are required to be filed by them and have paid all Taxes due pursuant to such returns or pursuant to any assessment received by the Parent, the Borrower or any of its Material Subsidiaries. The charges, accruals and reserves on the books of the Borrower and its Material Subsidiaries in respect of Taxes and other governmental charges are, in the opinion of the Borrower, adequate. Neither the Parent nor the Borrower has given or been requested to give a waiver of the statute of limitations relating to the payment of any Federal, state, local and foreign Taxes or other impositions.

Section 3.11. Debt Agreements and Liens.

(a) Part A of Schedule 3.11 is a complete and correct list of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Debt or any extension of credit (or commitment for any extension of credit) to, or Guarantee by, the Borrower or any of its Subsidiaries, outstanding on the date hereof the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $5,000,000, and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Part A of said Schedule 3.11.

(b) Part B of Schedule 3.11 is a complete and correct list of each Lien securing Debt of any Person outstanding on the date hereof the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $5,000,000 and covering any property of the Borrower or any of its Subsidiaries, and the aggregate Debt secured (or that may be secured) by each such Lien and the Property covered by each such Lien is correctly described in Part B of said Schedule 3.11.

Section 3.12. Environmental Matters. Each of the Borrower and its Subsidiaries has obtained all environmental, health and safety permits, licenses and other authorizations required under all Environmental Laws to carry on its business as now being or as proposed to be conducted, except to the extent failure to have any such permit, license or authorization would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect. Each of such permits, licenses and authorizations is in full force and effect, and each of the Borrower and its Subsidiaries is in compliance with the terms and conditions thereof, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply therewith would not (either individually or in the aggregate) have a Material Adverse Effect.

Section 3.13. Capitalization. One hundred percent (100%) of issued and outstanding Equity Interests of the Borrower are owned by the Parent. As of the date hereof and as of the Effective Date, (i) there are no outstanding Equity Rights with respect to the Borrower (other than such Equity Rights as may be owned by the Parent) and (ii) there are no outstanding obligations of the Borrower or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of capital stock of the Borrower or such Subsidiary, nor are there any outstanding obligations of the Borrower or any of its Subsidiaries to make payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market value or equity value of the Borrower or any of its Subsidiaries.

Section 3.14. No Reliance. The Borrower has made, independently and without reliance upon the Administrative Agent or any Lender, and based on such documents and information as it has deemed appropriate, its own decision to enter into this Agreement and has made (and will continue to make), independently and without reliance upon the Administrative Agent or any Lender, and based on such documents and information as it has deemed appropriate (or shall deem appropriate at the time), its own legal, credit and Tax analysis of the transactions contemplated hereby.

Section 3.15. ERISA. Compliance by the Borrower and its Subsidiaries with the provisions hereof and Loans contemplated hereby will not involve any Prohibited Transaction within the meaning of ERISA or section 4975 of the Code or any breach of any other comparable foreign Law. The Borrower and each of its Subsidiaries, (i) has fulfilled all obligations under minimum funding standards of ERISA and the Code with respect to each Plan that is not a Multiemployer Plan or Multiple Employer Plan, (ii) has satisfied all respective contribution obligations in respect of each Multiemployer Plan and each Multiple Employer Plan, (iii) is in compliance in all respects with all other applicable provisions of ERISA and the Code with respect to each Plan, and (iv) has not incurred any liability under the Title IV of ERISA with respect to any Plan, any Multiemployer Plan, any Multiple Employer Plan or any trust established thereunder, except (with respect to any matter specified in any of the above clauses), for such matters as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No Plan or trust created thereunder has been terminated, and there have been no ERISA Events, with respect to any Plan or trust created thereunder or with respect to any Multiemployer Plan or Multiple Employer Plan, which termination or ERISA Event would reasonably be expected to give rise to a liability of the Borrower or any ERISA Affiliate in respect thereof which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.15 hereto, neither the Borrower nor any ERISA Affiliate is at the date hereof, or has been at any time within the five years preceding the date hereof, an employer required to contribute to any Multiemployer Plan or Multiple Employer Plan, or a “contributing sponsor” (as such term is defined in section 4001 of ERISA) in any Multiemployer Plan or Multiple Employer Plan. Each Plan that is intended to be so qualified under section 401(a) of the Code in fact is so qualified, except for any failure of qualification which individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate has any liability (contingent or otherwise) for the payment of post-retirement health or life insurance benefits, except (A) as has been disclosed prior to the date hereof to the Lenders in writing or on any financial statements of the Borrower or the Parent or any ERISA Affiliate provided to the Administrative Agent and the Lenders, or (B) for such contingent liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.16. Regulation U. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying any such margin stock. No proceeds of any Loan will be used directly or indirectly to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

Section 3.17. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. All of the reports, financial statements, certificates and other written information (other than projected financial information) that have been made available by or on behalf of the Borrower to the Arranger, the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder, are complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time.

Section 3.18. Solvency. Immediately after the Financing Transactions to occur on the Effective Date are consummated and after giving effect to the application of the proceeds of each Loan made on the Effective Date and after giving effect to the application of the proceeds of each Loan made on any other date, (a) the fair value of the assets of the Borrower, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (c) the Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and proposed to be conducted after the Effective Date.

Section 3.19. Anti-Terrorism Requirements.

(a) Neither the Borrower nor any Affiliate of the Borrower, is in violation in any material respect of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) Neither the Borrower, nor any Affiliate of the Borrower or their respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list, or

(vi) a Person who is affiliated or associated with a Person listed above.

(c) Neither the Borrower or, to the knowledge of the Borrower, any of its agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

(d) The Borrower is and will remain in full compliance with all Laws applicable to it ensuring that no person who owns a controlling interest in or otherwise controls the Borrower is or shall be (A) listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC, and/or any other similar lists maintained by OFAC pursuant to any authorizing Law or (B) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders

ARTICLE 4

CONDITIONS

Section 4.01. Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied or waived by each of the Lenders:

(a) The Administrative Agent shall have received counterparts hereof signed by the Borrower and each of the Lenders listed on the signature pages hereof (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of facsimile or other written confirmation from such party that it has executed a counterpart hereof).

(b) The Administrative Agent shall have received favorable written opinion addressed to the Administrative Agent and the Lenders and dated the Effective Date of Baker & Hostetler LLP, counsel for the Borrower covering such other matters relating to the Borrower, the Loan Documents or the Financing Transactions as the Required Lenders shall reasonably request. The Borrower requests such counsel to deliver such opinion letter.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and its Material Subsidiaries, the authorization for and validity of the Financing Transactions and any other legal matters relating to the Borrower, its Material Subsidiaries, the Loan Documents or the Financing Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d) On the Effective Date, and immediately after giving effect to the initial Loans hereunder, (i) no Default shall exist, and (ii) the representations and warranties of the Borrower set forth in the Loan Documents, including, without limitation, Article 3 hereof, shall be true and correct in all material respects, except to the extent that any such representation and warranty refers to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date, and except that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct, after giving effect to such qualification therein, in all respects; and the Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming the statements in clauses (i) and (ii).

(e) The Required Lenders shall not have notified the Administrative Agent of their determination that, since December 31, 2012, any event, development or circumstance has occurred that has had or would reasonably be expected to have a Material Adverse Effect.

(f) Neither of the Arranger nor the Administrative Agent shall have become aware of any information or other matter affecting the Borrower or the Financing Transactions which was in existence prior to the date of this Agreement and is inconsistent in a material and adverse manner with any such information or other matter disclosed to them prior to the date of this Agreement.

(g) The Borrower shall have paid all fees and other amounts due and payable to the Lender Parties on or before the Effective Date, including, to the extent invoiced, all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrower under the Loan Documents, including the fees payable pursuant to Section 2.12(c).

(h) All consents and approvals required to be obtained from any Applicable Insurance Regulatory Authority or other Governmental Authority or other Person in connection with the Financing Transactions shall have been obtained and be in full force and effect, except where failure to obtain such approval or consent would not reasonably be expected to have a Material Adverse Effect.

(i) The Borrower shall have delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that the Credit Agreement among the Parent, various lender parties thereto, and KeyBank National Association, as administrative agent dated September 29, 2011, as thereafter amended or supplemented, shall have been terminated and that all of the Debt and other obligations of the Parent thereunder shall have been paid and satisfied in full.

(j) The Administrative Agent shall have received from the Borrower evidence reasonably satisfactory to the Administrative Agent that no approval of any Applicable Insurance Regulatory Authority is required for any Borrowings by the Borrower and its pledge of Eligible Collateral hereunder or, if such approval is required, that the Borrower has obtained such approval, and that the Debt and other payment obligations of the Borrower hereunder in each case rank at least equal to the claims of other creditors (including policy holders) of the Borrower under the Borrower’s Applicable Insurance Code (the “Regulatory Condition Satisfaction”).

(k) The Borrower shall have executed and delivered to the Administrative Agent a Pledge and Security Agreement in the form of Exhibit C hereto, together with a related control agreement in the form of Exhibit D hereto.

(l) The Administrative Agent and the Lenders shall have received from the Borrower such other certificates and other documents as the Administrative Agent or any Lender may reasonably have requested, including the promissory note complying with Section 2.09(e) of any Lender requesting such promissory note.

Promptly after the Effective Date occurs, the Administrative Agent shall notify the Borrower and the Lenders thereof, and such notice shall be conclusive and binding.

Notwithstanding the foregoing, the Commitments of the Lenders to make Loans shall not become effective unless each of the foregoing conditions is satisfied (or waived by each Lender) before 5:00 p.m., Prevailing Eastern Time, on or before July 31, 2013 (and, if any such condition is not so satisfied or waived, the Commitments shall terminate at such time).

Section 4.02. Conditions to Initial Utilization and Each Subsequent Utilization. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial Borrowing) and the obligation of the Swingline Lender to make any Swingline Loan (including the initial Swingline Loan, if such initial Swingline Loan is made prior to the occasion of the initial Borrowing), are each subject to receipt of the Borrower’s request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The Effective Date shall have occurred.

(b) Immediately before and immediately after giving effect to such Borrowing or Swingline Loan, as applicable, no Default shall have occurred and be continuing.

(c) The representations and warranties of the Borrower set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or Swingline Loan, as applicable, except to the extent that any such representation and warranty refers to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date, and except that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct, after giving effect to such qualification therein, in all respects.

(d) Immediately before and after such Borrowing or Swingline Loan is made, the Total Outstanding Amount will not exceed the Total Commitment.

(e) The Borrower shall have pledged with the Administrative Agent pursuant to the Security Documents Eligible Collateral having a Collateral Value of not less than the amount of such Loan.

(f) The Borrower shall have executed and delivered to the Administrative Agent a certificate in form and substance reasonably satisfactory to the Administrative Agent that the Regulatory Condition Satisfaction remains effective.

Each Borrowing and each Swingline Loan shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (b), (c) and (d) of this Section.

ARTICLE 5

AFFIRMATIVE COVENANTS

Until all the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder have been paid in full and in cash and all other obligations hereunder and under the other Loan Documents (other than unasserted claims for indemnity) have been paid and satisfied in full and in cash, the Borrower covenants and agrees with the Lenders that:

Section 5.01. Financial Statements and Other Information. The Borrower shall furnish to the Administrative Agent (for delivery to each Lender):

(a) as soon as available and in any event within 90 days after the end of each Fiscal Year, the Parent’s audited Consolidated balance sheet as of the end of such Fiscal Year and the related statements of income and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without qualification or exception and without any qualification or exception as to the scope of such audit and in accordance with generally accepted auditing standards) as presenting fairly in all material respects the financial position, results of operations and cash flows of the Parent and its Subsidiaries on a Consolidated basis in accordance with GAAP;

(b) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the Parent’s Consolidated balance sheet as of the end of such Fiscal Quarter and the related statements of income and cash flows for such Fiscal Quarter and for the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer as (i) reflecting all adjustments (which adjustments are normal and recurring unless otherwise disclosed) necessary for a fair presentation in all material respects of the results for the period covered and (ii) having been prepared in accordance with the applicable rules of the SEC;

(c) concurrently with each delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.11 and Section 6.12 and (iii) identifying any change(s) in GAAP or in the application thereof that have become effective since the date of, and have had an effect on, the Parent’s most recent audited financial statements referred to in Section 3.04 or delivered pursuant to this Section (and, if any such change has become effective, specifying the effect of such change on the financial statements accompanying such certificate);

(d) concurrently with each delivery of financial statements under clause (a) above, (i) a certificate of the accounting firm that reported on such financial statements stating whether during the course of their examination of such financial statements they obtained knowledge of any Default (which certificate may be limited to the extent required by accounting rules or guidelines) and (ii) a certificate of a Financial Officer identifying any Subsidiary that has been formed or acquired by the Parent during the Fiscal Year covered by such financial statements;

(e) promptly after the same become publicly available, copies of all periodic and other material reports and proxy statements filed by the Parent or any Material Subsidiary of the Parent with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC; provided that any information or document that is required to be furnished by this clause (e) and that is filed with the SEC via the EDGAR filing system shall be deemed to be furnished;

(f) promptly upon the effectiveness of any material amendment or modification of, or any waiver of the rights of the Borrower or any Material Subsidiary under, the certificate of formation, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents of the Borrower or any such Material Subsidiary;

(g) as soon as available and in any event within fifteen (15) days after the last day of each calendar month on which any Loan is outstanding, a certificate executed by a Financial Officer of the Borrower as of the last day of such calendar month setting forth (i) the principal amount of each Loan outstanding on such date, (ii) an itemization of the Eligible Collateral on such date, and (iii) the Pledged Collateral Value thereof on such date; and

(h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent and its Material Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request;

provided that any information or document that is required to be furnished by any of clauses (a), (b), (f), and (h) of this Section 5.01 and that is filed with the SEC via the EDGAR filing system shall be deemed to be furnished so long as the Borrower or the Parent provides to the Administrative Agent and the Lenders electronic or written notice of the posting of such information or document.

Section 5.02. Notice of Material Events. The Borrower shall furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority Applicable or Insurance Regulatory Authority against or affecting the Borrower or any Material Subsidiary that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect or the filing any other legal or arbitral proceedings, and any material development in respect of such legal or other proceedings, affecting the Borrower or any of its Subsidiaries, except proceedings that, if adversely determined, would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect; provided that any information that is required to be furnished by this clause (b) and that is filed with the SEC via the EDGAR filing system shall be deemed to be furnished so long as the Borrower or the Parent provides to the Administrative Agent and the Lenders electronic or written notice of the posting of such information or document;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liabilities of the Borrower and its Material Subsidiaries in an aggregate amount exceeding $10,000,000;

(d) the occurrence of any change in the Borrower’s Best FSR;

(e) any change in any Applicable Insurance Code that could reasonably be expected to have a Material Adverse Effect, promptly upon a Financial Officer’s (i) becoming aware of such change and (ii) reaching the belief that such change could reasonably be expected to have a Material Adverse Effect;

(g) any change in the published financial strength rating by Best of any Person to which the Borrower or any Insurance Subsidiary has ceded risk pursuant to a Reinsurance Agreement (other than the Intercompany Pooling Arrangement) if such change causes such published rating to be “B++” or lower promptly upon a Financial Officer’s becoming aware of such change; and

(h) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03. Insurance Company Reporting; Best FSR. (a) The Borrower shall furnish to the Administrative Agent and each Lender copies of the following:

(i) promptly after filing with the Applicable Insurance Regulatory Authority and in any event within 90 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of each Insurance Company, its quarterly Statutory Statement for such Fiscal Quarter, together with the opinion thereon of a senior financial officer of such Insurance Company stating that such Statutory Statement presents in all material respects the financial condition of such Insurance Company for such Fiscal Quarter in accordance with statutory accounting practices required or permitted by the Applicable Insurance Regulatory Authority;

(ii) promptly after filing with the Applicable Insurance Regulatory Authority and in any event within 180 days after the end of each Fiscal Year of each Insurance Company, the annual Statutory Statement of such Insurance Company for such Fiscal Year, together with the opinion thereon of a senior financial officer of such Insurance Company stating that said annual Statutory Statement presents in all material respects the financial condition of such Insurance Company for such Fiscal Year in accordance with statutory accounting practices required or permitted by the Applicable Insurance Regulatory Authority;

(iii) as soon as available and in any event within 180 days after the end of each Fiscal Year of the State Auto Pooled Companies, the audited combined financial statements of the State Auto Pooled Companies for such Fiscal Year in accordance with SAP, together with the report of Ernst & Young LLP (or other independent certified public accountants of recognized national standing) on the annual financial statements delivered pursuant to this clause (iii);

(iv) as soon as available and in any event within 180 days after the close of each Fiscal Year, a copy of the “Statement of Actuarial Opinion” for each Insurance Company which is provided to the Applicable Insurance Regulatory Authority (or equivalent information should such Applicable Insurance Regulatory Authority no longer require such a statement), which statement shall be in the format prescribed by the Applicable Insurance Code of such Insurance Company;

(v) promptly after the Borrower or any other Material Insurance Subsidiary of the Parent receives the results of a triennial examination conducted by its Applicable Insurance Regulatory Authority of the financial condition and operations of the Borrower or such Material Insurance Subsidiary of the Parent, a copy thereof;

(vi) promptly following the delivery or receipt by the Borrower or any other Material Insurance Subsidiary of the Parent of any correspondence, notice or report to or from any Applicable Insurance Regulatory Authority that relates, to any material extent, to the financial viability of the Borrower or such Material Insurance Subsidiary of the Parent, a copy thereof;

(vii) within five Business Days after receipt by the Borrower or any other Material Insurance Subsidiary of the Parent of any notice from any Applicable Insurance Regulatory Authority of any threatened or actual proceeding for suspension or revocation of any License, or any similar proceeding with respect to any such License, held by the Borrower or any other Material Insurance Subsidiary of the Parent, a copy thereof; and

(viii) promptly, notice of any denial of coverage, litigation, or arbitration arising out of any Reinsurance Agreements to which any Insurance Company is a party which denial, litigation or arbitration involves $10,000,000 or more.

(b) The Borrower shall cause a Best FSR of the Borrower at all times to be in effect.

Section 5.04. Existence; Conduct of Business. (a) Except as otherwise permitted by the provisions of Section 6.03, the Borrower shall, and shall cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business.

(b) Without limiting the generality of paragraph (a), above, the Borrower shall, and shall cause each Material Insurance Subsidiary to, at all times comply in all material respects with its Applicable Insurance Code and the other requirements applicable to it of its Applicable Insurance Regulatory Authority.

Section 5.05. Payment of Obligations. The Borrower shall, and shall cause each of its Material Subsidiaries to, pay all of its Material Debt and other material obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with, as applicable, GAAP or SAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

Section 5.06. Insurance. The Borrower shall keep itself and all of its insurable properties, and shall cause each Material Subsidiary to keep itself and all of its insurable properties, insured at all times to such extent, by such insurers, and against such hazards and liabilities as is customarily carried by prudent businesses of like size and enterprise; and promptly upon the Administrative Agent’s written request upon and during the continuance of an Event of Default, the Borrower shall furnish to the Administrative Agent such information about any such insurance as the Administrative Agent may from time to time reasonably request; provided that, nothing in this Section 5.06 shall be deemed to require the Borrower or any of the Borrower’s Material Subsidiaries to enter into any Reinsurance Agreement and provided, further, that the Borrower and its Material Subsidiaries may self-insure against such hazards and risks, and in such amounts as is customary for corporations of a similar size and in similar lines of business.

Section 5.07. NAIC Ratio. In the event that the NAIC or any Applicable Insurance Regulatory Authority shall at any time promulgate any risk-based capital ratio requirements or guidelines, the Borrower shall, and shall cause each Material Insurance Subsidiary to, comply with the minimum requirements or guidelines applicable to it as established by the NAIC or such Applicable Insurance Regulatory Authority.

Section 5.08. Proper Records; Rights to Inspect. The Borrower shall, and shall cause each of its Material Subsidiaries to, keep proper books of record and account in which complete and correct entries are made of all transactions relating to its business and activities. The Borrower shall, and shall cause each of its Material Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers, directors and employees, all at such reasonable times and as often as reasonably requested, but, other than in exigent circumstances, taking into account periodic accounting and regulatory compliance demands on the Borrower and its Subsidiaries.

Section 5.09. Compliance with Laws.

(a) The Borrower shall, and shall cause each of its Material Subsidiaries to, comply with all Laws (including all Environmental Laws and ERISA and the respective rules and regulations thereunder) applicable to it or its property, other than such Laws (a) the validity or applicability of which the Borrower or any Subsidiary is contesting in good faith by appropriate proceedings or (b) the failure to comply with which would not reasonably be expected to result in a Material Adverse Effect.

(b) Without limiting the generality of the foregoing, the Borrower and its Affiliates and agents shall not (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA PATRIOT Act or any other Anti-Terrorism Law. The Borrower shall deliver to the Lenders any certification or other evidence reasonably requested from time to time by any Lender in its reasonable discretion, confirming the Borrower’s compliance with this Section 5.09(b).

Section 5.10. Use of Proceeds. The proceeds of the Loans and Swingline Loans will be used only to finance the general corporate purposes of the Borrower (including, without limitation, liquidity, acquisitions (except to the extent restricted pursuant to this Agreement), the satisfaction of Debt required by Section 4.01(i), and working capital needs of the Borrower and its Subsidiaries). No part of the proceeds of any Loan will be used, directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations U and X.

ARTICLE 6

NEGATIVE COVENANTS

Until all the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder have been paid in full and in cash and all other obligations hereunder and under the other Loan Documents (other than unasserted claims for indemnity) have been paid and satisfied in full and in cash, the Borrower covenants and agrees with the Lenders that:

Section 6.01. Debt; Certain Equity Securities. (a) The Borrower shall not, and shall not permit any of its Material Subsidiaries to, create, incur, assume or permit to exist any Debt, except:

(i) Debt created under the Loan Documents;

(ii) Debt existing on the date hereof (other than Debts that, individually, do not exceed $1,000,000 in principal amount and, in the aggregate, do not exceed $10,000,000) and listed in Schedule 6.01 and any refinancing, extension, renewal or refunding of any such Debt that does not increase the principal thereof;

(iii) Debt of Material Subsidiaries to the Borrower or to other Material Subsidiaries;

(iv) additional Debt of the Borrower and its Material Subsidiaries (including, without limitation, Capital Lease Obligations and other Debt secured by Liens permitted under Section 6.02(d) hereof) up to but not exceeding $10,000,000 in the aggregate at any one time outstanding as to all such Debt described in this clause (iv);

(v) the Cincinnati FHLB Debt;

(vi) Subordinated Debt owing by the Borrower to the Parent;

(vii) Hedging Agreements permitted under Section 6.04(a)(iv); and

(viii) additional unsecured Debt not to exceed $20,000,000 in aggregate principal amount at any time outstanding as to the Borrower and its Subsidiaries on a Consolidated basis;

provided that if any of the foregoing Debt described in any of clauses (ii), (iv) and (vi) is Debt of the Borrower owing to a Subsidiary, such Debt shall be subordinated to the Debt and other obligations of the Loan Parties hereunder and under the other Loan Documents on terms reasonably satisfactory to the Administrative Agent.

(b) The Borrower shall not issue Current Redeemable Equity.

Section 6.02. Liens. The Borrower shall not, and shall not permit any of its Material Subsidiaries to, create or permit to exist any Lien on any property now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Liens and Liens created pursuant to the Loan Documents;

(b) any Lien on any property of the Borrower or any Material Subsidiary existing on the date hereof and listed in Schedule 6.02; provided that (A) such Lien shall not apply to any other property of the Borrower or any Material Subsidiary and (B) such Lien shall secure only those obligations that it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) any Lien existing on any fixed or capital asset before the acquisition thereof by the Borrower or any Material Subsidiary or existing on any fixed or capital asset of any Person that first becomes a Material Subsidiary after the date hereof before the time such Person becomes a Material Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Material Subsidiary, (B) such Lien will not apply to any other property or asset of the Borrower or any Material Subsidiary, (C) such Lien will secure only those obligations which it secures on the date of such acquisition or the date such Person first becomes a Material Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, and (D) the principal amount of Debt secured by any such Lien shall at no time exceed 80% of the fair market value (as determined in good faith by a Financial Officer of the Borrower) of such asset at the time it was acquired (by purchase, construction or otherwise);

(d) Capital Lease Obligations and other Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Material Subsidiary; provided that (A) the Debt secured by such Liens is permitted by Section 6.01(a)(iv), (B) such Liens and the Debt secured thereby are incurred before or within 90 days after such acquisition or the completion of such construction or improvement, (C) the Debt secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, and (D) such Liens will not apply to any other property of the Borrower or any Material Subsidiary;

(e) Liens to secure a Debt owing to the Borrower;

(f) Liens on the assets of the Borrower granted to the holder of the Cincinnati FHLB Debt to secure the Cincinnati FHLB Debt; and

(g) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by a Lien permitted by any of clauses (c), (d), (e) or (f) of this Section; provided that such Debt is not increased (except by the amount of fees, expenses and premiums required to be paid in connection with such refinancing, extension, renewal or refunding) and is not secured by any additional assets.

Section 6.03. Fundamental Changes.

(a) The Borrower shall not, nor shall it permit any of its Material Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), unless it is a Permitted Acquisition.

(b) The Borrower shall not, nor shall it permit any of its Material Subsidiaries to, make any Acquisition or otherwise acquire any business or property from, or capital stock of, or be a party to any acquisition of, any Person except for (i) purchases of inventory and other property to be sold or used in the ordinary course of business, (ii) Assumed Reinsurance in the ordinary course of business, (iii) Investments permitted under Section 6.04, (iv) capital expenditures in the ordinary course of business, and (v) Permitted Acquisitions.

(c) The Borrower shall not, nor shall it permit any of its Material Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or a substantial part of its business or Property, whether now owned or hereafter acquired.

(d) Neither the Borrower nor any Subsidiary of the Borrower will engage in any business if, after giving effect to such business, less than one-half of the Borrower’s Consolidated revenues, determined in accordance with SAP, would be derived from the providing of insurance (including insurance agency) and other financial services.

Notwithstanding the foregoing provisions of this Section 6.03:

(i) any Subsidiary of the Borrower may be merged or consolidated with or into: (A) the Borrower if the Borrower shall be the continuing or surviving corporation or (B) any other such Subsidiary; provided that if any such transaction shall be between a Subsidiary and a Wholly Owned Subsidiary, the Wholly Owned Subsidiary shall be the continuing or surviving entity;

(ii) any Material Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its property (upon voluntary liquidation or otherwise) to, and the Equity Interests of a Subsidiary may be sold or otherwise transferred to, the Borrower or a Wholly Owned Subsidiary of the Borrower;

(iii) any Material Subsidiary may merge or consolidate with or acquire any other Person pursuant to a Permitted Acquisition if, in the case of a merger or consolidation, the surviving entity is a Wholly Owned Subsidiary of the Borrower; and

(iv) the Borrower and its Material Insurance Subsidiaries may sell or transfer assets upon and subject to the terms and conditions of Section 6.05(e) hereof.

Section 6.04. Investments, Loans, Advances, Guarantees and Acquisitions.

(a) The Borrower shall not, nor shall it permit any of its Material Subsidiaries to, make or permit to remain outstanding any Investments except (i) operating deposit accounts with banks, (ii) Permitted Investments, (iii) Investments by the Borrower and its Material Subsidiaries in their respective Subsidiaries, provided that the aggregate outstanding Dollar-equivalent amount of all Investments of the Borrower and its Domestic Subsidiaries in Foreign Subsidiaries acquired or formed after the Effective Date shall not exceed $5,000,000 at any time, (iv) Hedging Agreements entered into for the purpose of hedging or mitigating risks to which the Borrower or such Subsidiary is exposed in the conduct of its business or the management of its liabilities and not for speculative purposes, provided that when entering into any Hedging Agreement that at the time has, or at any time in the future may give rise to, any credit exposure, the aggregate payment obligation under all Hedging Agreements (determined as the maximum aggregate amount, after giving effect to any netting agreements, that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement or Hedging Agreements were terminated at such time) shall not exceed $25,000,000, and (v) Investments of the Borrower and its Material Insurance Subsidiaries not prohibited by clause (b) of this Section 6.04, and (vi) Permitted Acquisitions.

(b) The Borrower shall not, and shall not permit any Insurance Subsidiary to, make any Investment if, on the date of which such Investment is made and after giving effect thereto, the aggregate value of Investments (other than equity Investments) held by the Borrower or such Insurance Subsidiary that are rated lower than “2” by the NAIC or are not rated by the NAIC would exceed 5% of the value of total invested assets of such Subsidiary. As used in this Section 6.04, the “value” of an Investment refers to the value of such Investment that would be shown on the most recent Statutory Statement of the Borrower or the relevant Insurance Subsidiary prepared in accordance with SAP.

Section 6.05. Asset Sales. The Borrower shall not, and shall not permit any of its Material Subsidiaries to, sell, transfer, lease or otherwise dispose of any property, including any Equity Interest owned by it, nor will any Material Subsidiary issue any additional Equity Interest in such Subsidiary, except:

(a) sales of used or surplus equipment and Permitted Investments in the ordinary course of business;

(b) Sale-Leaseback Transactions permitted pursuant to Section 6.07;

(c) the issuance of Equity Interests by any Subsidiary to the Borrower or a Wholly Owned Subsidiary;

(d) transactions permitted under Section 6.03;

(e) any sale or transfer of assets by the Borrower or a Material Insurance Subsidiary so long as (i) such sale or transfer is made to State Auto Mutual or to a State Auto Pooled Company, (ii) such sale and transfer is made pursuant to the Intercompany Pooling Arrangement or pursuant to a modification of the Intercompany Pooling Arrangement that is permitted under Section 6.13 hereof, (iii) the Borrower or such Material Insurance Subsidiary transfers and assigns to the purchaser or transferee of such assets, and such purchaser or transferee accepts and assumes, liabilities of, as applicable, the Borrower or such Material Insurance Subsidiary in an aggregate amount that are at least substantially equivalent to the aggregate value of such assets, and (iv) each of such sale or transfer and such transfer, assignment, acceptance and assumption of liabilities described in clause (iii) shall be permitted by applicable Law (including any Applicable Insurance Code) and shall not be subject to any approval or consent (including of any Applicable Insurance Regulatory Authority) that has not been obtained; and

(f) other sales of assets so long as (i) immediately before and after giving effect thereto, no Default shall have occurred and be continuing, and (ii) the Best FSR of the Borrower immediately following such sale’s becoming known to Best is not less than A-; provided that in the event that a Best FSR of the Borrower is not in effect both immediately prior to such sale’s becoming known to Best and immediately following such sale’s becoming known to Best, then any sale under this clause (f) shall only be made with the consent of the Required Lenders.

Section 6.06. Ceded Reinsurance. The Borrower shall not, nor shall it permit any Insurance Subsidiary to:

(a) enter into any Reinsurance Agreement (or any amendment or other modification thereof) in respect of ceded risk in excess of $5,000,000 with any Person other than (i) another State Auto Pooled Company, (ii) any Person for which the most recently published financial strength rating by Best is “B+” or higher or, if such Person is not rated by Best, which has a Statutory Surplus (or the equivalent thereof) of not less than $100,000,000, (iii) any Person that posts sufficient security under such Reinsurance Agreement or pursuant to the Applicable Insurance Code in form and substance required by the Applicable Insurance Code or acceptable to the Applicable Regulatory Authority or (iv) any other reinsurers acceptable to the Administrative Agent, provided however, that for purposes of the foregoing clause (ii), any “NA” designation shall not be considered a rating of Best;

(b) enter into any Reinsurance Agreement or Reinsurance Agreements with Lloyd’s of London if the aggregate amount of reinsurance ceded thereby would exceed 25% of the aggregate premium volume of reinsurance ceded by the Borrower and its Insurance Subsidiaries;

(c) enter into any Surplus Relief Reinsurance except with another State Auto Pooled Company; or

(d) enter into any Reinsurance Agreement or Reinsurance Agreements if such Reinsurance Agreements will result in a 20% or more reduction of the aggregate net premium written premiums for the Borrower and its Insurance Subsidiaries, taken as a whole, in any 12-month period.

Section 6.07. Sale and Leaseback Transactions. The Borrower shall not, nor shall it permit any of its Material Subsidiaries to, enter into any arrangement with any Person (other than the Borrower or any of its Material Subsidiaries) providing for the leasing to the Borrower or any of its Material Subsidiaries for a period of more than five years of any property which has been or is to be sold or transferred by the Borrower or such Material Subsidiary to such Person or to any other Person (other than the Borrower or any of its Material Subsidiaries), to which funds have been or are to be advanced by such Person on the security of the property subject to such lease (a “Sale-Leaseback Transaction”) if, after giving effect thereto, the Value (as defined below) of all Sale/Leaseback Transactions at such time would exceed 10% of the Statutory Surplus of the Borrower at such time. For purposes of this Section 6.07, “Value” shall mean, with respect to any Sale-Leaseback Transaction as at any time, the amount equal to the greater of (a) the net proceeds of the sale or transfer of the property subject to such Sale-Leaseback Transaction and (b) the fair value, in the opinion of the board of directors of the Borrower of such property at the time of entering into such Sale-Leaseback Transaction, in either case divided first by the number of full years of the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in such lease; provided that all obligations under such sale-leaseback agreements shall constitute Debt for purposes of calculating compliance with the covenants set forth in this Article 6.

Section 6.08. Restricted Payments. The Borrower shall not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so unless (a) such Restricted Payment is permitted under the Borrower’s Applicable Insurance Code, and (b) both immediately before and after giving pro forma effect to such Restricted Payment as if made as of the end of the most recent Fiscal Quarter as to which the Borrower has delivered financial statements pursuant to Section 5.01, no Default exists or would exist.

Section 6.09. Transactions with Affiliates. Except as expressly permitted by this Agreement, as expressly approved by the Applicable Insurance Regulatory Authority or as otherwise permitted by the Applicable Insurance Code, the Borrower shall not, nor shall it permit any of its Material Subsidiaries to, directly or indirectly: (a) make any Investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any property to an Affiliate; (c) merge into or consolidate with or purchase or acquire property from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, Guarantees and assumptions of obligations of an Affiliate); provided that (i) any Affiliate who is an individual may serve as a director, officer or employee of the Borrower or any of its Material Subsidiaries and receive reasonable compensation for his or her services in such capacity and (ii) nothing in this Section 6.09 shall be deemed to prohibit or restrict (A) the making of Restricted Payments by a Subsidiary to, as the case may be, the Borrower or the Subsidiary that is its immediate parent or (B) Investments permitted pursuant to Section 6.04(a)(iv).

Section 6.10. Restrictive Agreements. The Borrower shall not and shall not permit any of its Material Subsidiaries to, directly or indirectly, enter into or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on (a) the ability of the Borrower or any Material Subsidiary to create or permit to exist any Lien on any of its property or (b) the ability of any Material Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Material Subsidiary or to Guarantee Debt of the Borrower or any other Material Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof and identified on Schedule 6.10 (but shall apply to any amendment or modification expanding the scope of, or any extension or renewal of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of this Section shall not apply to restrictions or conditions imposed by any agreement relating to secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property securing such Debt and (v) clause (a) of this Section shall not apply to customary provisions in leases and other contracts restricting the assignment thereof so long as such provisions apply only to the property that is the subject of such lease or contract.

Section 6.11. [Reserved].

Section 6.12. [Reserved].

Section 6.13. Amendment of Material Documents. The Borrower shall not, and shall not permit any of its Material Subsidiaries to, (a) without the prior written consent of the Required Lenders, amend, modify, supplement or waive any of its rights under its certificate of formation, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents, in each case in any manner that would reasonably be expected to have a Material Adverse Effect or (b) without the prior consent of the Administrative Agent (with the approval of the Required Lenders, such approval not to be unreasonably withheld), amend, modify, supplement or waive any of its rights under the Intercompany Pooling Arrangement if, after giving effect to such modification, supplement or waiver (and any sale or transfer of assets and assignment and assumption of liabilities effected pursuant thereto), (i) the Borrower and its Insurance Subsidiaries would have, in the aggregate, less than a 40% Participation Percentage of each of the Net Premiums and the Net Liabilities, (ii) the definition of any one or more of “Net Premiums”, “Net Liabilities” and “State Auto Mutual Reinsurance Book” is amended or otherwise modified, or (iii) a Default would exist hereunder.

As used in clause (b)(i) of this Section 6.13, the term “Participation Percentage” means “participation percentage” as that term has been used in the Parent’s filings with the SEC prior to the date hereof in describing the respective participations of the parties to the Intercompany Pooling Arrangement, and the terms “Net Premiums” and “Net Liabilities” shall have the respective meanings assigned to such terms in the Intercompany Pooling Arrangement, as in effect on the date hereof.

Section 6.14. Lines of Business. The Borrower shall not, nor shall it permit any of its Subsidiaries to, engage to any substantial extent in any line or lines of business activity other than the business of owning and operating property and casualty insurance companies as conducted on the date hereof and businesses related or incidental thereto.

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01. Events of Default. If any one or more of the following events (each an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when the same shall become due, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay when due any interest on any Loan or any fee or other amount (except an amount referred to in clause (a) above) payable under any Loan Document, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation, warranty or certification made or deemed made by or on behalf of the Borrower or any Material Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) (i) the Borrower shall fail to observe or perform any covenant or agreement contained in Section 2.10(b), Section 5.0l(a), Section 5.0l(b), Section 5.0l (c), Section 5.0l (d), Section 5.02, Section 5.03, Section 5.04, Section 5.07, Section 5.09 or Section 5.10 or in Article 6, or (ii) an “Event of Default” (as defined in any Security Document) shall occur;

(e) the Borrower shall fail to observe or perform any provision of any Loan Document (other than those failures covered by clauses (a), (b), (c) and (d) of this Article 7) and such failure shall continue for 15 days after the earlier of notice of such failure to the Borrower from the Administrative Agent or knowledge of such failure by an officer of the Borrower;

(f) the Borrower or any of its Material Subsidiaries shall fail to make a payment or payments (whether of principal or interest and regardless of amount) in respect of any Material Debt when the same shall become due, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(g) any event or condition occurs that (i) results in any Material Debt becoming due before its scheduled maturity or (ii) enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of Material Debt or any trustee or agent on its or their behalf to cause any Material Debt to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, before its scheduled maturity or (iii) results in the termination of or enables one or more banks or financial institutions to terminate commitments to provide in excess of $20,000,000 aggregate principal amount of credit to the Borrower or its Material Subsidiaries; provided that, in the case of any event described in clause (ii) or (iii) that would permit Material Debt to be accelerated or would permit termination of such commitments, as applicable, only after the lapse of a cure period to the extent provided in the agreement or instrument governing or evidencing such Debt or commitment, so long as the Borrower has notified the Administrative Agent immediately upon occurrence of such event, such event shall give rise to an Event of Default hereunder upon expiration of such cure period;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Material Subsidiaries or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Material Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 30 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any of its Material Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Material Subsidiaries or for a substantial part of’ its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any of its Material Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money, not covered by insurance, in an aggregate amount exceeding, after giving effect to any insurance, an amount equal to 3% of the Borrower’s shareholders’ equity, as reflected on the balance sheet of the Borrower as of the most recent Fiscal Quarter end, shall be rendered against the Borrower or any of its Material Subsidiaries and shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any asset of the Borrower or any of its Material Subsidiaries to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(m) any provision of any Loan Document after delivery thereof shall for any reason cease to be valid and binding on or enforceable against the Borrower, or the Borrower shall so state in writing;

(n) at any time the ratio of Parent Consolidated Debt to Total Capitalization shall be greater than 0.35 to 1;

(o) Consolidated Net Worth (i) as of the end of any Fiscal Quarter of the Parent ending June 30, 2013, September 30, 2013 and December 31, 2013, shall be less than $557,500,000 or (ii) as of the end of any Fiscal Quarter of the Parent thereafter, shall be less than an amount equal to (A) the Fiscal Year Increase for the Fiscal Year that immediately precedes the Fiscal Year in which such Fiscal Quarter occurs, plus (B) the Minimum Net Worth as of December 31 of such immediately preceding Fiscal Year; or

(p) a Change in Control shall occur,

then, and in every such event (except an event with respect to the Borrower described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (A) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (B) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder or under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower; and in the case of any event with respect to the Borrower described in clause (h) or (i) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder or under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower, and (C) exercise such rights and remedies under the Loan Documents (including the Security Documents), at law or in equity as the Administrative Agent may, and at the request of the Required Lenders shall, deem appropriate.

Section 7.02. Application of Proceeds. All monies received by the Administrative Agent or any Lender from the exercise of remedies hereunder, under the Security Documents or under the other Loan Documents or under any other documents relating to this Agreement upon and during the continuance of an Event of Default shall, unless otherwise required by the terms of the other Loan Documents or by applicable Law, be applied as follows:

first, to the payment of all reasonable expenses (to the extent not paid by the Borrower) incurred by the Administrative Agent and the Lenders in connection with the exercise of such remedies, including, without limitation, all reasonable costs and expenses of collection, attorneys’ fees, court costs and any foreclosure expenses;

second, to the payment pro rata of interest then accrued on the outstanding Loans;

third, to the payment pro rata of any fees then accrued and payable to the Administrative Agent or any Lender under this Agreement;

fourth, to the payment pro rata of the principal balance then owing on the outstanding Loans;

fifth, to the payment pro rata of all other amounts owed by the Borrower to the Administrative Agent or any Lender under this Agreement or any other Loan Document; and

finally, any remaining surplus after all of the remaining Debt and other obligations hereunder and under the other Loan Documents have been paid in full, to the Borrower or to whosoever shall be lawfully entitled thereto.

ARTICLE 8

THE ADMINISTRATIVE AGENT

Section 8.01. Appointment and Authorization. Each Lender Party irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, each Lender Party hereby agrees to the provisions set forth in Section 6.7 of the Pledge and Security Agreement of even date herewith between the Borrower, as pledgor, and the Administrative Agent, as secured party, as if fully restated herein.

Section 8.02. Rights and Powers as a Lender. The Administrative Agent shall, in its capacity as a Lender, have the same rights and powers as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent. The Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

Section 8.03. Limited Duties and Responsibilities. (a) The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (iii) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, or be liable for any failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (D) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(b) To the extent that the Borrower is authorized to withdraw or otherwise obtain the release of collateral upon and subject to the terms and conditions of Section 4.1 of the Pledge and Security Agreement of even date herewith between the Borrower, as pledgor, and the Administrative Agent, as secured party, and executed and delivered pursuant to Section 4.01(k) or an equivalent provision of any other Security Document, the Administrative Agent is authorized to release such collateral without the consent or approval of any Lender.

Section 8.04. Authority to Rely on Certain Writings, Statements and Advice. The Administrative Agent shall be entitled to rely on, and shall not incur any liability for relying on, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely on any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05. Sub-Agents and Related Parties. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent hereunder.

Section 8.06. Resignation; Successor Agent. (a) Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section, the Administrative Agent may resign at any time (and, upon the request of the Required Lenders, will so resign) by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (which shall not be withheld or delayed unreasonably), to appoint a successor Administrative Agent; provided that the consent the Borrower shall not be required if an Event of Default shall have occurred and be continuing. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank or financial institution, or an Affiliate of any such bank or financial institution.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person, remove such Person as the Administrative Agent and, in consultation with the Borrower, appoint a successor to the Administrative Agent. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders hereunder, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor, and without duplication, unless otherwise agreed by the Borrower and such successor Administrative Agent. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as an Administrative Agent hereunder.

Section 8.07. Credit Decisions by Lenders. Each Lender acknowledges that it has, independently and without reliance on the Administrative Agent or any other Lender Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance on the Administrative Agent or any other Lender Party and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based on this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Section 8.08. Agent’s Fees. The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon by the Borrower and the Administrative Agent.

Section 8.09 Arranger; Other Titles, Etc. None of the Lead Arranger, the Sole Book Runner, any syndication agent or any documentation agent in their capacities as such shall have any duties or responsibilities or incur any liability under this Agreement or any of the Loan Documents.

Section 8.10 No Reliance on Administrative Agent’s Customer Identification Program. Each of the Lenders acknowledges and agrees that neither such Lender nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other anti-terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Borrower, its Affiliates or its agents, this Agreement, the other Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any record keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other Laws.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Borrower, to it at 518 East Broad Street, Columbus, Ohio 43215, Attention of General Counsel (Facsimile No. (614) 719-0740);

(b) if to the Administrative Agent or to the Swingline Lender, to KeyBank National Association, Agency Services, 127 Public Square, Cleveland, Ohio 44114, Attention of Kathy Koenig, Senior Service Officer (Facsimile No. (216) 370-6113); and

(c) if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the Administrative Agent and the Borrower. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement will be deemed to have been given on the date of receipt.

Section 9.02. Waivers; Amendments. (a) No failure or delay by any Lender Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Lender Party had notice or knowledge of such Default at the time.

(b) No Loan Document or provision thereof may be waived, amended or modified except, in the case of this Agreement, by an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, by an agreement or agreements in writing entered into by the parties thereto with the consent of the Required Lenders; provided that no such agreement shall:

(i) increase the Commitment of any Lender without its written consent;

(ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fee payable hereunder, without the written consent of each Lender Party directly affected thereby;

(iii) postpone the maturity of any Loan, or the required date of any mandatory payment of principal (including without limitation pursuant to Section 2.10(b), or any date for the payment of any interest or fee payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender Party directly affected thereby;

(iv) change the definition of “Percentage” or change Section 2.18(b) or 2.18(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender affected thereby;

(v) change any provision of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to take any action thereunder, without the written consent of each Lender;

(vi) increase the aggregate amount of the Commitments by an amount in excess of $50,000,000, or amend Section 2.05(c) to permit increases in the aggregate Commitments in excess of an aggregate amount equal to $50,000,000, in each case during the term of this Agreement, without the written consent of the Administrative Agent and each Lender (it being understood that an increase in the Commitment of any Lender is subject to clause (i) above); or

(vii) except for releases permitted under Section 8.03(b), release any material collateral under any Security Document without the written consent of each Lender; and

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Swingline Lender without its prior written consent; and provided further that neither a reduction or termination of Commitments pursuant to Section 2.08, nor an increase in Commitments pursuant to Section 2.05, constitutes an amendment, waiver or modification for purposes of this Section 9.02.

(c) The Administrative Agent may, but shall have no obligation to, from time to time promulgate revised, replacement Schedules 2.01 (which, upon such promulgation, absent manifest error, shall become Schedule 2.01 hereto) to reflect changes in the parties constituting the Lenders and their respective Commitments pursuant to Assignments, Section 2.08 and Section 2.05, in each instance without the necessity of the agreement of the Borrower and the Required Lenders.

(d) Notwithstanding the foregoing, if any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of such Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 9.15; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

Section 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Arranger, the Administrative Agent and their respective Affiliates, including, without limitation, the reasonable fees, charges and disbursements of Squire Sanders (US) LLP, special counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by any Lender Party, including the fees, charges and disbursements of any counsel for any Lender Party, in connection with the replacement of any Lender pursuant to Section 9.15, the enforcement or protection of its rights in connection with the Loan Documents (including its rights under this Section) or the Loans, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loans.

(b) The Borrower shall indemnify each of the Lender Parties and their respective Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Financing Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that (i) such indemnity shall not be available to any Indemnitee to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from such Indemnitee’s gross negligence or willful misconduct; (ii) such indemnity shall not be available to any Indemnitee for losses, claims, damages, liabilities or related expenses arising out of a proceeding in which such Indemnitee and the Borrower are adverse parties to the extent that the Borrower prevails on the merits, as determined by a court of competent jurisdiction (it being understood that nothing in this Agreement shall preclude a claim or suit by the Borrower against any Indemnitee for such Indemnitee’s failure to perform any of its obligations to the Borrower under the Loan Documents); (iii) the Borrower shall not, in connection with any such proceeding or related proceedings in the same jurisdiction and in the absence of conflicts of interest, be liable for the fees and expenses of more than one law firm at any one time for the Indemnitees (which law firm shall be selected (x) by mutual agreement of the Administrative Agent and the Borrower or (y) if no such agreement has been reached following the Administrative Agent’s good faith consultation with the Borrower with respect thereto, by the Administrative Agent in its sole discretion); (iv) each Indemnitee shall give the Borrower (x) prompt notice of any such action brought against such Indemnitee in connection with a claim for which it is entitled to indemnity under this Section and (y) an opportunity to consult from time to time with such Indemnitee regarding defensive measures and potential settlement; and (v) the Borrower shall not be obligated to pay the amount of any settlement entered into without its written consent (which consent shall not be unreasonably withheld).

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Swingline Lender under subsection (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based on its share of the sum of the total Exposures and unused Commitments at the time.

(d) To the extent permitted by applicable Law, the Borrower shall not assert, and it hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Financing Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable within five Business Days after written demand therefor.

Section 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (except the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly provided herein, the Related Parties of the Lender Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Commitment it has at the time and any Loans at the time owing to it); provided that:

(i) except in the case of an assignment to a Lender or a Lender Affiliate, each of the Borrower and the Administrative Agent (and, in the case of an assignment of all or a portion of a Commitment or any Lender’s obligations in respect of its Swingline Exposure, and the Swingline Lender) must give their prior written consent to such assignment (which consents shall not be unreasonably withheld); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(iii) unless each of the Borrower and the Administrative Agent otherwise consent, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date on which the relevant Assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, and the remaining Commitment or Loans, if any, of the assigning Lender shall not be less than $5,000,000; provided that this clause (iii) shall not apply to an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans;

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment, together with a processing and recordation fee of $3,500; provided that only one such fee shall be due in respect of a simultaneous assignment to more than one Lender Affiliate; and

(v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent a completed Administrative Questionnaire;

and provided further that any consent of the Borrower otherwise required under this subsection shall not be required if an Event of Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to subsection (d) of this Section, from and after the effective date specified in each Assignment the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment, be released from its obligations under this Agreement (and, in the case of an Assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (e) of this Section.

(c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in Cleveland, Ohio a copy of each Assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, their respective Commitments and the principal amounts of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the parties hereto may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any party hereto at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), any processing and recordation fee referred to in, and payable pursuant to, subsection (b) of this Section and any written consent to such assignment required by subsection (b) of this Section, the Administrative Agent shall accept such Assignment and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subsection.

(e) Any Lender may, without the consent of the Borrower or any other Lender Party, sell participations to one or more banks or other entities (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and the other Lender Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan

Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii), (iii) or (iv) of the first proviso to Section 9.02(b) that affects such Participant. Subject to subsection (f) of this Section, each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained in the foregoing, (i) no such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or any agent or representative thereof, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) a natural Person; and (ii) no such assignment shall be made, or participation sold, by a Lender except in accordance with this Section 9.04.

(i) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (i) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Swingline Loans in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 9.05. USA PATRIOT Act. (a) Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each the Borrower and its Subsidiaries and Affiliates, which information includes the name and address of the Borrower and its Subsidiaries and Affiliates and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and its Subsidiaries and Affiliates in accordance with the USA PATRIOT Act.

(b) Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Effective Date, and (2) as such other times as are required under the USA PATRIOT Act.

Section 9.06. Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in certificates or other instruments delivered in connection with or pursuant to the Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Lender Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any principal of or accrued interest on any Loan or any fee or other amount payable hereunder is outstanding and unpaid or any Commitment has not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the Financing Transactions, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 9.07. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement (i) will become effective when the Administrative Agent shall have signed this Agreement and received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto and (ii) thereafter will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy will be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.08. Severability. If any provision of any Loan Document is invalid, illegal or unenforceable in any jurisdiction then, to the fullest extent permitted by Law, (i) such provision shall, as to such jurisdiction, be ineffective to the extent (but only to the extent) of such invalidity, illegality or unenforceability, (ii) the other provisions of the Loan Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Lender Parties in order to carry out the intentions of the parties thereto as nearly as may be possible and (iii) the invalidity, illegality or unenforceability of any such provision in any jurisdiction shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

Section 9.09. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Debt and other obligations hereunder owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or Affiliates may have. Each Lender shall notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.10. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the Law of the State of Ohio.

(b) Each party hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of Ohio sitting in Cuyahoga County and of the United States District Court of the Northern District of Ohio, and any relevant appellate court, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each party hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Ohio state court or, to the extent permitted by Law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in any Loan Document shall affect any right that any Lender Party may otherwise have to bring any action or proceeding relating to any Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in subsection (b) of this Section. Each party hereto irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(d) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party hereto to serve process in any other manner permitted by Law.

Section 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12. Headings. Article and Section headings and the Table of Contents herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13. Confidentiality. Each Lender Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable Laws or regulations or rules of any stock exchange or similar self-regulated entity or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to any Loan Document or the enforcement of any right thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or prospective assignee of or Participant in any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information either (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Lender Party on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to any Lender Party on a nonconfidential basis before disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.

Notwithstanding the foregoing, effective from the date of commencement of discussions concerning the transactions contemplated hereby, the parties hereto and each of their employees, representatives or other agents may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other Tax analyses) that have been provided to them relating to such Tax treatment and Tax structure.

Section 9.14. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged or otherwise received by the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such Lender shall have received such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of payment.

Section 9.15. Replacement of Lenders. If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender, or if any circumstance exists under Section 9.02 that gives the Borrower the right to replace a non-consenting Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.04), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.04(b)(iv);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.12(a) and any Swingline Exposure funded by such Lender pursuant to Section 2.04 hereof) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

[No additional provisions are on this page; the page next following is a signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

STATE AUTO PROPERTY & CASUALTY
INSURANCE COMPANY

By:	/s/ Steven E. English
Steven E. English, Chief Financial Officer

KEYBANK NATIONAL ASSOCIATION, as
Administrative Agent, Lead Arranger, Sole Book
Runner and Swingline Lender

By:	/s/ James Cribbet
James Cribbet, Senior Vice President

LENDERS

KEYBANK NATIONAL ASSOCIATION, as Lender

By:	/s/ James Cribbet
James Cribbet
Senior Vice President

[Lender Signatures Continued]

PNC BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Mary E. Auch
Name: Mary E. Auch
Title: Vice President

[Lender Signatures Continued]

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Thomas A. Kiepura
Name: Thomas A. Kiepura
Title: Senior Vice President

[Lender Signatures Continued]

THE HUNTINGTON NATIONAL BANK, as Lender

By:	/s/ Amanda M. Sigg
Name: Amanda M. Sigg
Title: Vice President

EXHIBIT A

ASSIGNMENT AND ACCEPTANCE

AGREEMENT dated as of                                     ,                      among [NAME OF ASSIGNOR] (the “Assignor” and [NAME OF ASSIGNEE] (the “Assignee”).

WHEREAS, this Assignment and Acceptance (the “Agreement”) relates to the Credit Agreement dated as of July 26, 2013 among State Auto Property & Casualty Insurance Company (the “Borrower”), the Assignor and the other Lenders party thereto, KeyBank National Association, as Administrative Agent (the “Administrative Agent”), Lead Arranger, Sole Book Runner and Swingline Lender (as amended from time to time, the “Credit Agreement”).

WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans to the Borrower and participate in Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $

WHEREAS, Loans made to the Borrower by the Assignor under the Credit Agreement in the aggregate principal amount of $                     are outstanding at the date hereof;

WHEREAS, Swingline Loans in the aggregate principal amount of $                     are outstanding at the date hereof; and

WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $                     (the “Assigned Amount”), together with a corresponding portion of each of its outstanding Loans and its Swingline Exposure, and the Assignee proposes to accept such assignment and assume the corresponding obligations of the Assignor under the Credit Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1. Definitions. All capitalized terms not otherwise defined herein have the respective meanings set forth in the Credit Agreement.

SECTION 2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount and a corresponding portion of each of its outstanding Loans and its Swingline Exposure, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor in its capacity as a Lender under the Credit Agreement and any other Loan Documents to the extent of the Assigned Amount and the corresponding portion of each of its outstanding Loans and its Swingline Exposure. Upon the execution and delivery hereof by the Assignor and the Assignee [and by the Borrower, the Administrative Agent and the Swingline Lender]1 and the payment of the amounts specified in Section 3 required to be paid on the date

[1]	Delete if consent is not required.

hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Lender under the Credit Agreement and any other Loan Documents with a Commitment in an amount equal to the Assigned Amount and shall acquire the rights of the Assignor with respect to a corresponding portion of each of its outstanding Loans and its Swingline Exposure and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by the Assigned Amount, and the Assignor shall be released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

SECTION 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them.2 Facility fees accrued before the date hereof are for the account of the Assignor and such fees accruing on and after the date hereof with respect to the Assigned Amount are for the account of the Assignee. Each of the Assignor and the Assignee agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and promptly pay the same to such other party.

[SECTION 4. Consent of the Borrower, the Administrative Agent, and the Swingline Lender. This Agreement is conditioned upon the consent of the Borrower, the Administrative Agent and the Swingline Lender pursuant to Section 9.04(b) of the Credit Agreement. The execution of the Agreement by the Borrower, the Administrative Agent and the Swingline Lender is evidence of this consent.]3

SECTION 5. Non-Reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of the Borrower or the validity and enforceability of the Borrower’s obligations under the Credit Agreement, any note issued thereunder or any Loan Document. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter its own independent appraisal of the business, affairs and financial condition of the Borrower.

SECTION 6. Representations and Warranties of Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of a Lender under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the date of this Agreement, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Amount, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis

[2]

Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

[3]	Delete if consent is not required.

and decision to enter into this Agreement and to purchase the Assigned Amount on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, any other Lender or the Borrower, and (v) if it is a Foreign Lender, attached to this Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement including without limitation Section 2.17 of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

SECTION 7. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Ohio.

SECTION 8. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

The undersigned consent to the foregoing assignment.

[STATE AUTO PROPERTY & CASUALTY INSURANCE COMPANY

By:
Name:
Title:][4]

[KEYBANK NATIONAL ASSOCIATION, as Administrative Agent and Swingline Lender

By:
Name:
Title:][5]

[4]	Delete if Borrower’s consent is not required.
[5]	Delete (or modify as appropriate) if consent of Administrative Agent, and/or Swingline Lender is not required.

EXHIBIT B

COLLATERAL CATEGORIES AND AVAILABILITY RATES

“Eligible Collateral” shall mean investment property owned by the Borrower (a) in which the Administrative Agent holds a duly perfected, first priority security interest and over which the Administrative Agent shall have sole dominion (other than interest earned prior to default), (b) that is subject to no other Lien or adverse claim, and (c) that consists of investment property of a type that is in one of the “Categories of Eligible Investments” set forth below.

Categories of Eligible Investments:	Availability Rate
Traded Common or Preferred Stock	65	% (1) (3)*
Traded Investment Grade Corporate Bond	80	% (2) (3)
U.S. Treasury Bond (including FNMA & FHLMC)	85	% (2) (6)
Ginnie Mae (GNMA) Bond	85	% (2) (6)
U.S. Treasury Note (including FNMA & FHLMC)	95	% (6)
Ginnie Mae (GNMA) Note	95	% (6)
Other AAA rated US Agency Securities	85	% (2)
State or Municipal Bond	75	% (2) (4)
Mutual Fund	60	% (5)
Money Market Accounts and Money Market Mutual Funds	90	% (5)
Commercial Paper (A1-P1 or better)	80	% (2) (4)
Cash Value Life Insurance	90%

*	Numbers in parentheses mean that investments in that category are subject to the numerically corresponding additional qualifications and limitations set forth below. Credit ratings set forth herein are of Standard & Poor’s Financial Services LLC and Moody’s Investors Service, Inc. in that order.

Additional Qualifications and Limitations:

(1)	Loans for the purpose of purchasing stock must have not more than a 50% Loan-to-Value at inception, pursuant to Regulation U.

(2)	Specified Value is the lower of market or par.

(3)	Traded bonds are only those listed on the New York, American or NASDAQ Stock Exchanges and eligible to be settled by the Depository Trust Company.

(4)	Corporate, state and municipal securities and will be subject to a 10% concentration limitation with respect to each issuer (and its affiliates) thereof.

(5)	Only issuers or depositories organized under the laws of the United States or a state thereof and domiciled in the United States.

(6)	In book-entry form and excluding REMIC and other multi-class pass-through certificates, pass-through certificates backed by adjustable rate mortgages, collateralized mortgage obligations, securities paying interest or principal only, and similar derivative securities.

EXHIBIT C

PLEDGE AND SECURITY AGREEMENT

dated as of July 26, 2013

by

STATE AUTO PROPERTY & CASUALTY INSURANCE COMPANY,

as Pledgor

and

KEYBANK NATIONAL ASSOCIATION,

as Administrative Agent

i

SECTION 5. EXERCISE OF REMEDIES UPON AN EVENT OF DEFAULT	10

5.1 Remedies Generally	10

5.2 Sale of Pledged Collateral	10

5.3 Purchase of Pledged Collateral	12

5.4 Application of Proceeds	12

SECTION 6. MISCELLANEOUS PROVISIONS	12

6.1 Notices	12

6.2 Continuing Security Interest	12

6.3 Reinstatement	13

6.4 Independent Security	13

6.5 Amendments	13

6.6 Successors and Assigns	13

6.7 Administrative Agent	14

6.8 Survival	14

6.9 Continuing Security Interest; Transfer of Loans	14

6.10 No Waiver; Remedies Cumulative	15

6.11 Counterparts	15

6.12 Headings Descriptive	15

6.13 Severability	15

6.14 Governing Law	15

6.15 Consent to Jurisdiction	15

6.16 Waiver of Jury Trial	16

6.17 Entire Agreement	16

6.18 Waiver of Defenses	17

6.19 Subrogation, Etc.	18

6.20 Administrative Agent	19

ii

PLEDGE AND SECURITY AGREEMENT

This PLEDGE AND SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of July 26, 2013, is entered into by and between STATE AUTO PROPERTY & CASUALTY INSURANCE COMPANY, an Iowa corporation and Iowa domiciled property and casualty insurance company (the “Pledgor”), and KEYBANK NATIONAL ASSOCIATION, in its capacity as administrative agent for the benefit of the Secured Parties (together with its successors and assigns in such capacity, the “Administrative Agent”).

RECITALS

A. The Pledgor has entered into that certain Credit Agreement of even date herewith (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Pledgor, the Administrative Agent and the banks, financial institutions and other entities from time to time party thereto in the capacity of lenders (the “Lenders”).

B. It is a condition precedent to the effectiveness of the Credit Agreement and the other Loan Documents that this Agreement be executed and delivered by the Pledgor.

AGREEMENT

NOW, THEREFORE, in consideration of the premises herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Pledgor and Administrative Agent, for the benefit of the Secured Parties, hereby agree as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1 Definitions. The following terms shall have the following respective meanings:

“Administrative Agent” shall have the meaning given in the preamble.

“Agreement” shall have the meaning given in the preamble.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy” as now and hereafter in effect, or any successor statute.

“Control Agreement” means any control agreement with respect to the KBCM Account by and among Pledgor, the Administrative Agent and KBCM, as the same may be amended or modified, and any other control agreement or similar agreement with respect to any other Securities Account, security or security entitlement pursuant to which the Administrative Agent shall have “control” over any part of the Pledged Collateral within the meaning of the UCC.

“Credit Agreement” shall have the meaning given in the recitals.

“Event of Default” shall mean any one or more of (a) any Event of Default described in Section 7.01 of the Credit Agreement, (b) Pledgor’s failure to perform when due any covenant or agreement contained in any one or more of Sections 2.3(c), 4.1, 4.2, 4.3 and 4.4 hereof, (c) Pledgor’s failure to perform when due any other covenant or agreement contained in this Agreement and such failure shall continue for 15 days after the earlier of notice of such failure to Pledgor from the Administrative Agent accordance with Section 6.1 hereof, or knowledge of such failure by an officer of Pledgor, and (d) any representation or warranty of Pledgor hereunder being untrue in any material respect when made or deemed made.

“Financing Statements” means all financing statements, recordings, filings or other instruments of registration necessary or appropriate to perfect a security interest or Lien by filing in any appropriate filing or recording office in accordance with the UCC or any other relevant applicable law.

“KBCM” means KeyBanc Capital Markets Inc., an Ohio corporation, its successors and assigns.

“KBCM Account” mean Account No. 20905354 maintained by Pledgor with KBCM for the purpose of holding Pledged Collateral.

“Lenders” shall have the meaning given in the recitals.

“Pledged Collateral” means any and all of the following, in each case whether now owned or existing or hereafter acquired or arising and wherever located:

(i)	Any and all securities (certificated or uncertificated), security entitlements, certificates of deposit, financial assets, bonds, instruments and other investment property of Pledgor, whether now owned or hereafter acquired, and all substitutes therefor, additions thereto, proceeds thereof, any and all interest, earnings, dividends, new investment property, and any other property to which Pledgor may now be or hereafter become entitled with respect thereto that may from time to time be held in a Securities Account; and

(ii)	All of Pledgor’s accounts, instruments, chattel paper and general intangibles related to the properties listed in clause (i) above; and

(iii)	All books and records, accountings, reports, papers and documents relating to any of the foregoing; and

(iv)	All proceeds of the foregoing, except to the extent removed from the Securities Account in accordance with the terms of any Control Agreement.

“Pledgor” shall have the meaning given in the preamble.

“Secured Obligations” means, collectively, the prompt and complete payment and performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts which would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), of all of the Pledgor’s Debt and other obligations under the Credit Agreement and the other Loan Documents, whether now existing or hereafter arising and howsoever evidenced.

2

“Secured Parties” means, collectively, the Lenders (including the Swingline Lender) and the Administrative Agent.

“Securities Account” means the KBCM Account or any other securities account maintained with KBCM or a different Securities Intermediary that is subject to a Control Agreement.

“Securities Intermediary” means KBCM or another securities intermediary requested by the Pledgor and approved by the Administrative Agent.

“Termination Date” means the date on which all Secured Obligations have been indefeasibly paid in full.

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of Ohio; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Ohio, the term “UCC” shall mean the Uniform Commercial Code (or equivalent Law) as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions related to such provisions.

1.2 Credit Agreement Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

1.3 Certain UCC Terms. Except where the context mandates otherwise, the following terms shall have the respective meanings assigned to them in, as the case may be, Article 8 or Article 9 of the UCC:

account

certificated security

chattel paper

collateral

commodity account

commodity contract

deposit account

financial asset

general intangible

instrument

investment property

proceeds

securities account

securities intermediary

security

security entitlement

uncertificated security.

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1.4 Rules of Construction. Except as otherwise provided herein or unless the context otherwise requires, the rules of construction set forth in Section 1.02 through 1.04, inclusive, of the Credit Agreement shall be applicable to this Agreement mutatis mutandis. If any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

SECTION 2. PLEDGE

2.1 Pledged Collateral.

(a) The Pledgor hereby assigns as collateral security to the Administrative Agent (for the ratable benefit of the Secured Parties), and hereby grants to the Administrative Agent (for the ratable benefit of the Secured Parties) a security interest in and continuing Lien on, all of the Pledgor’s right, title and interest in, to and under each and all of the Pledged Collateral as security and collateral for the prompt and complete payment and performance when due and with all rights and remedies under the UCC (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) of the Secured Obligations.

(b) As used herein, the term “proceeds” shall be construed in its broadest sense and shall include whatever is received or receivable when any of the Pledged Collateral, or any proceeds thereof, are sold, collected, exchanged or otherwise disposed of, whether voluntarily or involuntarily, and shall include, without limitation, all rights to payment, including interest and premiums, with respect to any such Pledged Collateral or any proceeds thereof.

2.2 Delivery of Certificates and Instruments. All certificates or instruments representing or evidencing the Pledged Collateral, if any, shall be delivered to and held by or on behalf of the Administrative Agent in accordance with Section 4.5, and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed, undated instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have the right, at any time following the occurrence and during the continuation of an Event of Default, without notice to the Pledgor except as otherwise required by this Agreement, the Credit Agreement or any other Loan Document, to transfer or to register in its name or in the name of any of its nominees any or all of the Pledged Collateral.

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2.3 Pledgor’s Rights.

(a) Voting Rights.

(i) Unless an Event of Default shall have occurred and be continuing, and the Administrative Agent shall have notified the Pledgor in writing that its rights under this Section 2.3 are being suspended during the continuance of such Event of Default, the Pledgor shall be entitled to exercise all voting and other rights with respect to the Pledged Collateral; provided, however, that the no vote shall be cast, right exercised or other action taken that would be in any material respect inconsistent with, or would reasonably be expected to result in an Event of Default.

(ii) Upon the occurrence and during the continuation of an Event of Default, after the Administrative Agent shall have notified the Pledgor of the suspension of its rights under this Section 2.3 during the continuation of such Event of Default, then, all voting and other rights of the Pledgor with respect to the Pledged Collateral that the Pledgor would otherwise be entitled to exercise pursuant to the terms of this Agreement or otherwise shall cease, and all such rights shall be vested in the Administrative Agent which shall thereupon have the sole right to exercise such rights while such Event of Default is continuing.

(b) Distributions.

(i) Unless an Event of Default shall have occurred and be continuing, the Pledgor shall be entitled to receive and retain any and all dividends, interest, and other distributions (other than distributions of principal) paid on or distributed in respect of the Pledged Collateral.

(ii) Upon the occurrence and during the continuation of an Event of Default, all rights of the Pledgor to the dividends, interest, principal and other distributions shall cease and all such rights shall be vested in the Administrative Agent which shall thereupon have the sole right to receive such distributions while such Event of Default is continuing.

(c) Turnover. All distributions and other amounts which are received by the Pledgor contrary to the provisions of this Agreement or the other Loan Documents shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other funds of the Pledgor and shall be paid over to the Administrative Agent as Pledged Collateral in the same form as so received (with any necessary endorsement requested by the Administrative Agent).

2.4 Secured Parties Not Liable. None of the Administrative Agent, any other Secured Party or any of their respective directors, officers, employees, affiliates or agents shall have any obligations or liability under or with respect to any Pledged Collateral by reason of or arising out of this Agreement or the receipt by the Administrative Agent of any payment relating to any Pledged Collateral, nor shall any of the Administrative Agent, any other Secured Party or any of their respective directors, officers, employees, affiliates or agents be obligated in any manner to (a) perform any of the obligations of the Pledgor under or pursuant to any agreement to which the Pledgor is a party; (b) make any payment or inquire as to the nature or sufficiency of any payment or performance with respect to any Pledged Collateral; (c) present or file any claim or collect the payment of any amounts or take any action to enforce any performance with respect to the Pledged Collateral; or (d) take any other action whatsoever with respect to the Pledged Collateral other than as expressly provided for herein.

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2.5 Attorney-in-Fact.

(a) The Pledgor hereby appoints the Administrative Agent, on behalf of the Secured Parties, or any Person, officer or agent whom the Administrative Agent may designate, as its true and lawful attorney-in-fact and proxy, with full irrevocable power and authority in the place and stead of the Pledgor and in the name of the Pledgor or in its own name, at the Pledgor’s cost and expense, to the extent reasonable, from time to time to take any action and to execute any instrument which may be reasonably necessary to enforce its rights under this Agreement, including, without limitation, authority to receive, endorse and collect all instruments made payable to the Pledgor representing any distribution, interest payment or other payment in respect of the Pledged Collateral or any part thereof to be paid over to the Administrative Agent pursuant to Section 2.3(b) and to give full discharge for the same. The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term of this Agreement. Notwithstanding anything in this Section 2.5(a) to the contrary, the Administrative Agent shall not exercise any of the rights as attorney-in-fact provided for in this Section 2.5(a) unless and until an Event of Default has occurred and is continuing and the Administrative Agent shall have notified the Pledgor of the occurrence of such Event of Default.

(b) The Pledgor hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof, in each case pursuant to the powers granted hereunder. The Pledgor hereby acknowledges and agrees that the Administrative Agent shall have no fiduciary duties to the Pledgor in acting pursuant to this power-of-attorney and the Pledgor hereby waives any claims or rights of a beneficiary of a fiduciary relationship hereunder.

2.6 Administrative Agent May Perform. If the Pledgor fails to perform any agreement contained herein after the occurrence and during the continuance of any Event of Default for which the Administrative Agent has provided notice to the Pledgor, the Administrative Agent may (but shall not be obligated to) itself perform, or cause performance of, such agreement, and the expenses of the Administrative Agent, including the reasonable fees and expenses of its counsel, incurred in connection therewith shall be payable by the Loan Parties under Section 9.03 of the Credit Agreement.

2.7 Reasonable Care. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment reasonably equivalent to that which the Administrative Agent accords its own property of the type of which the Pledged Collateral consists, it being understood that the Administrative Agent shall have no responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Collateral, whether or not the Administrative Agent has or is deemed to have knowledge of such matters or (b) taking any necessary steps to preserve rights against any parties with respect to any Pledged Collateral.

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2.8 Security Interest Absolute. All rights and security interests of the Administrative Agent purported to be granted hereunder, and all obligations of the Pledgor hereunder, shall be absolute and unconditional irrespective of:

(a) any lack of validity or enforceability of any of the Loan Documents or any other agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Loan Documents or any other agreement or instrument relating thereto;

(c) any exchange, release or non-perfection of any other collateral, or any release, amendment or waiver of, or consent to any departure from, any guaranty, for all or any of the Secured Obligations;

(d) any bankruptcy or insolvency of the Pledgor or any other Person; or

(e) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Pledgor or any third-party pledgor (other than the defense of payment).

SECTION 3. REPRESENTATIONS AND WARRANTIES

The Pledgor represents and warrants to the Administrative Agent for its benefit and the benefit of the Secured Parties, as of the Effective Date, as follows, which representations and warranties shall survive the execution and delivery of this Agreement:

3.1 Organization, Power and Authority. The Pledgor has been duly formed and is an existing company in good standing under the laws of the State of Iowa, with full company power and authority to execute, deliver and perform its obligations under this Agreement and to own or lease its properties and conduct its business, including the right to pledge, transfer, deliver, deposit and set over the Pledged Collateral pledged by the Pledgor to the Administrative Agent as provided herein.

3.2 Valid Security Interest. This Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid, binding and enforceable security interest (except as enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law) in the Pledged Collateral and proceeds thereof.

3.3 No Liens. The Pledgor is the owner of all of its right, title and interest in the Pledged Collateral free from any Liens other than the Liens created pursuant to this Agreement. No Person other than the Pledgor has any right, title or interest in or to the Pledged Collateral.

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3.4 Location of Records/Chief Executive Office. As of the date hereof, the chief executive office of the Pledgor and the office location where the Pledgor keeps its records concerning the Pledged Collateral is located at:

518 East Broad Street

Columbus, Ohio 43215

Telephone: 614-917-5108

The Pledgor’s Employer Identification Number is 57-6010814.

3.5 Consents, Etc. No consent, authorization, approval or other action by, and no notice to or filing with, any governmental authority or any other Person is required either (a) for the pledge by the Pledgor of the Pledged Collateral pursuant to this Agreement or for the due execution, delivery or performance of this Agreement by the Pledgor or (b) for the exercise by the Administrative Agent of the remedies in respect of the Pledged Collateral pursuant to this Agreement, except in the case of clause (b), as may be required in connection with the disposition of the Pledged Collateral by laws affecting the offering and sale of securities generally. Without limiting the generality of the foregoing, the Regulatory Condition Satisfaction is effective with respect to each and every encumbrance of Pledged Collateral hereunder.

3.6 Name. The full legal name of the Pledgor is State Auto Property & Casualty Insurance Company, as indicated on the public record of the State of Iowa. The Pledgor does not, and has not during the previous five years, used any other name or maintained its chief executive office outside of the jurisdiction referenced in Section 3.4 above.

3.7 Valid Agreement. This Agreement has been duly authorized, executed and delivered by the Pledgor and constitutes a legal, valid and binding obligation of the Pledgor, enforceable against the Pledgor in accordance with its terms except as enforceability may be limited by applicable Debtor Relief Laws affecting the enforcement of creditor’s rights generally or by equitable principles relating to enforceability.

SECTION 4. COVENANTS

The Pledgor hereby covenants and agrees from and after the date of this Agreement until the termination of this Agreement in accordance with the provisions of Section 6.9:

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4.1 Maintenance of Collateral; Sale of Pledged Collateral; Other Accounts.

(a) The Pledgor shall be permitted to sell items of Pledged Collateral provided that (i) no Default or Event of Default shall have occurred and be continuing and (ii) the proceeds of any such sale are deposited in a Securities Account.

(b) The Pledgor may at any time and from time to time request in writing that the Administrative Agent release from the Lien hereof, and the Administrative Agent shall cause to be released from the Lien hereof, Pledged Collateral so long as, in each instance (i) no Default or Event of Default shall have occurred and be continuing and (ii) after giving effect to such release, the Total Outstanding Amount shall not exceed the lesser of (A) the Total Commitment and (B) the aggregate Collateral Value of the Eligible Collateral then pledged to the Administrative Agent hereunder, in each case determined as of the proposed date of release, unless replaced with additional Pledged Collateral at least of equal value. Otherwise, Pledgor will not encumber, sell, transfer or otherwise dispose of any of the Pledged Collateral.

(c) Except as expressly permitted under this Section 4.1, the Pledgor shall not sell or otherwise dispose of, or grant any option or warrant with respect to, any of the Pledged Collateral.

(d) Pledgor shall not maintain or deposit any Pledged Collateral into any deposit account, investment account, securities account or similar account unless such account is added as Pledged Collateral hereunder and subject to a Control Agreement.

4.2 No Other Liens. The Pledgor shall not create, incur or permit to exist, and shall defend the Pledged Collateral against and shall take such other action as is reasonably necessary to remove, any Lien or claim on or to the Pledged Collateral, other than the Lien created pursuant to this Agreement, and shall defend the right, title and interest of the Administrative Agent in and to the Pledged Collateral against the claims and demands of all Persons whomsoever.

4.3 Principal Office. The Pledgor shall not establish a new location for its chief executive office, change its jurisdiction of formation or change its name until (i) it has given to the Administrative Agent not less than thirty (30) days’ prior written notice of its intention so to do, clearly describing such new location or specifying such new name, as the case may be, and (ii) with respect to such new location or such new name, as the case may be, it shall have taken all action necessary and requested in writing by the Administrative Agent to maintain the security interest of the Administrative Agent in the Pledged Collateral intended to be granted hereby at all times fully perfected, and of first priority, and otherwise in full force and effect.

4.4 Supplements; Further Assurances, etc. The Pledgor shall, at any time and from time to time, at the expense of the Pledgor, promptly execute and deliver, and if applicable cause to be filed, all further instruments and documents, and take all further action, that the Administrative Agent may reasonably request, in order to perfect any security interest granted or purported to be granted hereby in the Pledged Collateral or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.

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4.5 Certificates and Instruments. In the event the Pledgor obtains possession of any certificates, or any securities or instruments forming a part of the Pledged Collateral, the Pledgor shall promptly deliver the same to the Administrative Agent together with all necessary instruments of transfer or assignment duly indorsed in blank. Prior to any such delivery, any Pledged Collateral in the Pledgor’s possession shall be held by the Pledgor in trust for the Administrative Agent.

4.6 Financing Statements. The Pledgor shall deliver to the Administrative Agent such Financing Statements (or similar statements or instruments of registration under the law of any jurisdiction) as are necessary or desirable to establish and maintain the security interests contemplated hereunder as valid, enforceable, first priority security interests as provided herein and the other rights and security contemplated herein, all in accordance with the UCC or any other applicable law and evidence that such Financing Statements have been filed with the Uniform Commercial Code records of Iowa. The Pledgor shall pay any applicable filing fees and related expenses. The Pledgor authorizes the Administrative Agent to file any such Financing Statements (or similar statements or instruments of registration under the law of any jurisdiction) without the signature of the Pledgor; provided, however, the foregoing does not create any obligation on the part of the Administrative Agent to file any Financing Statements.

4.7 Improper Distributions. Notwithstanding any other provision contained in this Agreement, the Pledgor shall not accept any distributions, dividends or other payments (or any collateral in lieu thereof) in respect of the Pledged Collateral, except to the extent the same are permitted by the terms of this Agreement or the other Loan Documents.

SECTION 5. EXERCISE OF REMEDIES UPON AN EVENT OF DEFAULT

5.1 Remedies Generally. If an Event of Default shall have occurred and be continuing, the Administrative Agent may exercise, in addition to all other rights and remedies granted in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC and all other rights and remedies available at Law or in equity, in each case subject to and in accordance with the Credit Agreement and the other Loan Documents.

5.2 Sale of Pledged Collateral.

(a) Without limiting the generality of Section 5.1, if an Event of Default shall have occurred and be continuing, the Administrative Agent may, without notice except as specified below, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale or at any of the Administrative Agent’s corporate trust offices or elsewhere, for cash, on credit or for future delivery, irrespective of the impact of any such sales on the market price of the Pledged Collateral at any such sale. Each purchaser at any such sale shall hold the property sold

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absolutely, free from any claim or right on the part of the Pledgor, and the Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal which the Pledgor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Pledgor agrees that at least ten (10) days’ notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Pledgor hereby waives any claims against the Administrative Agent arising by reason of the fact that the price at which any Pledged Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Administrative Agent accepts the first offer received and does not offer such Pledged Collateral to more than one offeree so long as such process is commercially reasonable.

(b) The Pledgor recognizes that, if an Event of Default shall have occurred and be continuing, the Administrative Agent may elect to sell all or any part of the Pledged Collateral to one or more purchasers in privately negotiated transactions in which the purchasers will be obligated to agree, among other things, to acquire the Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Pledgor acknowledges that any such private sales may be at prices and on terms less favorable than those obtainable through a public sale (including, without limitation, a public offering made pursuant to a registration statement under the Securities Act of 1933, as amended), and the Pledgor agrees that the Administrative Agent has no obligation to engage in public sales and no obligation to delay sale of any Pledged Collateral to permit the issuer thereof to register the Pledged Collateral for a form of public sale requiring registration under the Securities Act of 1933, as amended. If the Administrative Agent determines to exercise its right to sell any or all of the Pledged Collateral, upon written request the Pledgor shall, from time to time, furnish to the Administrative Agent all such information as is necessary in order to determine the number of shares and other instruments included in the Pledged Collateral which may be sold by the Administrative Agent as exempt transactions under the Securities Act of 1933, as amended, and rules of the Securities Exchange Commission thereunder, as the same are from time to time in effect.

(c) Without limiting the generality of paragraphs (a) and (b) above, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent is entitled (i) to direct KBCM or any other Securities Intermediary to transfer all of the Pledged Collateral to an account in the Administrative Agent’s sole name with the Pledgor hereby agreeing never to contest or challenge such direction of the Administrative Agent with KBCM or such other Securities Intermediary but to raise any dispute with respect to such direction only with the Administrative Agent; (ii) to direct any party liable for any payment under any of the Pledged Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (iii) to ask or demand for, collect, receive payment of and receipt for any and all property, funds, claims and other amounts due or to become due at any time in respect of or arising out of any of the Pledged Collateral; (iv) to sign and endorse the Pledgor’s name to any instrument, statement, certificate, assignment, or other documentation with respect to any of the Pledged Collateral; (v) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or

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take possession of or control over the Pledged Collateral or any part thereof and to enforce any other right in respect of any Pledged Collateral; (vi) to defend any suit, action or proceeding brought against the Pledgor with respect to any Pledged Collateral; (vii) to settle, compromise or adjust any suit, action or proceeding described in clause (vi) above and, in connection therewith, to give such discharges or releases as the Administrative Agent may deem appropriate; (viii) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Pledged Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and to do, at the Administrative Agent’s option and the Pledgor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Pledged Collateral and the Administrative Agent’s Lien thereon and to effect the intent of this Agreement, all as fully and effectively as the Pledgor might do; and (ix) thereupon apply the Pledged Collateral to the Secured Obligations.

5.3 Purchase of Pledged Collateral. To the extent permitted by Law, the Administrative Agent on behalf of the Lenders (or certain of them) may be a purchaser of the Pledged Collateral or any part thereof or any right or interest therein at any sale thereof, whether pursuant to foreclosure, power of sale or otherwise hereunder and the Administrative Agent may apply the purchase price to the payment of the Secured Obligations. Any purchaser of all or any part of the Pledged Collateral shall, upon any such purchase, acquire good title to the Pledged Collateral so purchased, free of the security interests created by this Agreement.

5.4 Application of Proceeds. The Administrative Agent shall apply any proceeds from time to time held by it and the net proceeds of any collection, recovery, receipt, appropriation, realization or sale with respect to the Pledged Collateral in accordance with Section 7.02 of the Credit Agreement.

SECTION 6. MISCELLANEOUS PROVISIONS

6.1 Notices. Unless otherwise specifically herein provided, all notices required or permitted under the terms and provisions hereof shall be in writing and any such notice shall be given in accordance with the provisions of Section 9.01 of the Credit Agreement (and, in the case of notices to the Pledgor, addressed to the Pledgor’s address as set forth in Section 3.4).

6.2 Continuing Security Interest. This Agreement shall create a continuing security interest in the Pledged Collateral until the release thereof pursuant to Section 6.9.

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6.3 Reinstatement. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any amount received by the Administrative Agent or any other Secured Party hereunder or pursuant hereto is rescinded or must otherwise be restored or returned by the Administrative Agent or such Secured Party upon the occurrence of any proceeding, voluntary or involuntary, involving the bankruptcy, reorganization, insolvency, receivership, liquidation or other similar arrangement affecting the Pledgor or any Subsidiary thereof or upon the appointment of any intervenor or conservator of, or trustee or similar official for, the Pledgor or any Subsidiary thereof or any substantial part of the assets of the Pledgor or any Subsidiary thereof, or upon the entry of an order by any court avoiding the payment of such amount, or otherwise (including pursuant to a settlement entered into by a Secured Party in its discretion), all as though such payments had not been made.

6.4 Independent Security. The security provided for in this Agreement shall be in addition to and shall be independent of every other security which the Administrative Agent or the other Secured Parties may at any time hold for any of the Secured Obligations hereby secured, whether or not under the Security Documents. The execution of any other Security Document shall not modify or supersede the security interest or any rights or obligations contained in this Agreement and shall not in any way affect, impair or invalidate the effectiveness and validity of this Agreement or any term or condition hereof. The Pledgor hereby waives its right to plead or claim in any court that the execution of any other Security Document is a cause for extinguishing, invalidating, impairing or modifying the effectiveness and validity of this Agreement or any term or condition contained herein. The Administrative Agent shall be at liberty to accept further security from the Pledgor or from any third party and/or release such security without notifying the Pledgor and without affecting in any way the obligations of the Pledgor under this Agreement. The Administrative Agent shall determine if any security conferred upon the Secured Parties under the Security Documents shall be enforced by the Administrative Agent, as well as the sequence of securities to be so enforced.

6.5 Amendments. No waiver, amendment, modification or termination of any provision of this Agreement, or consent to any departure by the Pledgor therefrom, shall in any event be effective without the prior written consent of each of the parties hereto, and none of the Pledged Collateral shall be released without the written consent of the Administrative Agent upon and subject to the provisions of Section 4.1 hereof. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

6.6 Successors and Assigns. This Agreement shall be binding upon the Pledgor its successors, transferees and assigns and shall inure to the benefit of the Administrative Agent and the other Secured Parties and their respective successors, transferees and assigns. The Pledgor shall not assign or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the Administrative Agent.

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6.7 Administrative Agent. The Administrative Agent has been appointed to act as the Administrative Agent hereunder by the Secured Parties. The Administrative Agent, in its capacity as the agent for the Secured Parties shall be obligated, and shall have the sole and exclusive right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights or remedies, and to take or refrain from taking any action on behalf of the Secured Parties (including, without limitation, the release or substitution of Pledged Collateral in accordance with the provisions of this Agreement), in accordance with this Agreement, the Credit Agreement and the other Loan Documents. In furtherance of the foregoing provisions of this Section 6.7, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Pledged Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms of this Section 6.7 The Administrative Agent may resign in accordance with Section 8.06 of the Credit Agreement. After the Administrative Agent’s resignation thereunder as the Administrative Agent, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Administrative Agent hereunder. The powers conferred on the Administrative Agent hereunder are solely to protect the interests of the Secured Parties in the Pledged Collateral and shall not impose any duty upon the Administrative Agent or any other Secured Party to exercise any such powers. The Administrative Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to the Pledgor for any act or failure to act hereunder.

6.8 Survival. All agreements, statements, representations and warranties made by the Pledgor herein or in any certificate or other instrument delivered by the Pledgor or on its behalf under this Agreement shall be considered to have been relied upon by the Administrative Agent and the other Secured Parties and shall survive the execution and delivery of this Agreement regardless of any investigation made by the Administrative Agent or the other Secured Parties or made on their behalf.

6.9 Continuing Security Interest; Transfer of Loans. This Agreement shall create a continuing security interest in the Pledged Collateral and shall remain in full force and effect until the date on which all of the Commitments are terminated and all Loans and other Secured Obligations (other than unasserted indemnity obligations) have been paid in full. Without limiting the generality of the foregoing, but subject to the terms of the Credit Agreement and any other Loan Document, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Lenders herein or otherwise. Upon the date on which all of the Commitments are terminated and all Loans and other Secured Obligations (other than unasserted indemnity obligations) have been paid in full, the security interest granted hereby shall terminate hereunder and of record and all rights to the Pledged Collateral shall revert to the Pledgor. Upon any such termination, or any release of Pledged Collateral pursuant to Section 4.1 above, the Administrative Agent shall, at the Pledgor’s expense, execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence such termination (including UCC termination statements on form UCC-3) and will duly assign, transfer and deliver to the Pledgor any Pledged Collateral as may be in the possession or control of the Administrative Agent.

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6.10 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent in exercising any right, power or privilege hereunder and no course of dealing between any of the parties hereto shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Administrative Agent would otherwise have.

6.11 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same instrument.

6.12 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

6.13 Severability. In case any provision contained in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

6.14 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF OHIO (WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF LAWS OTHER THAN THE LAW OF THE STATE OF OHIO (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTERESTS GRANTED THEREUNDER).

6.15 Consent to Jurisdiction.

(a) The Pledgor hereby irrevocably and unconditionally submit, for itself and its property, to the non-exclusive jurisdiction of any Ohio State court or Federal court of the United States of America sitting in Cuyahoga County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents or for recognition or enforcement of any judgment, and the Pledgor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and

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determined in such Ohio State court or, to the extent permitted by law, in such Federal court. The Pledgor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Pledgor or its properties in the courts of any jurisdiction.

(b) The Pledgor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which they may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or the other Loan Documents or for recognition or enforcement of any judgment, in any Ohio State court or Federal court of the United States of America sitting in Cuyahoga County. The Pledgor hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) The Pledgor irrevocably consents to service of process in the manner provided for notices in Section 6.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d) The Pledgor shall maintain an agent to receive service of process at all times until the Termination Date as provided in Section 9.10(e) of the Credit Agreement.

6.16 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT, THE SECURED PARTIES AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.16.

6.17 Entire Agreement. This Agreement, together with any other agreement executed in connection herewith (including the Credit Agreement and the other Loan Documents), is intended by the parties as a final expression of their agreement as to the matters covered hereby and is intended as a complete and exclusive statement of the terms and conditions thereof. Accordingly, this Agreement may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten or oral agreements between the parties.

16

6.18 Waiver of Defenses.

(a) To the maximum extent permitted by applicable law, the Pledgor hereby waives: (i) any defense of a statute of limitations; (ii) any defense based on the legal disability of any Person or any discharge or limitation of the liability of any Person to the Administrative Agent or the Secured Parties, whether consensual or arising by operation of law; (iii) presentment, demand, protest and notice of any kind (other than as expressly provided by the Loan Documents); and (iv) any defense based upon or arising out of any defense which any Person may have to the payment or performance of any part of the Secured Obligations (other than the defense of payment).

(b) The Pledgor hereby waives, to the maximum extent permitted by applicable law (i) all rights under any law limiting remedies, including recovery of a deficiency, under an obligation secured by a mortgage or deed of trust on real property if the real property is sold under a power of sale contained in the mortgage, and all defenses based on any loss whether as a result of any such sale or otherwise, of the Pledgor’s right to recover any amount from any Person, whether by right of subrogation or otherwise; (ii) all rights under any law to require the Administrative Agent to pursue the Pledgor or any other Person (including the Pledgor under any other obligation of the Pledgor), any security which the Administrative Agent may hold, or any other remedy before proceeding against the Pledgor; (iii) all rights of reimbursement or subrogation, all rights to enforce any remedy that the Administrative Agent or the Secured Parties may have against any Person, and all rights to participate in any security held by the Administrative Agent, in each case until the Secured Obligations have been indefeasibly paid in full and the covenants of the Loan Documents have been performed in full; (iv) all rights to require the Administrative Agent to give any notices of any kind, including, without limitation, notices of acceptance, nonpayment, nonperformance, protest, dishonor, default, delinquency or acceleration, or to make any presentments, demands or protests, except as set forth herein or expressly provided in the Credit Agreement or any of the Loan Documents; (v) all rights to assert the bankruptcy or insolvency of any Person as a defense hereunder or as the basis for rescission hereof; (vi) all rights under any law purporting to reduce the Pledgor’s obligations hereunder if the Secured Obligations are reduced other than as a result of payment in cash of such Secured Obligations including, without limitation, any reduction based upon any Secured Party’s error or omission in the administration of the Secured Obligations; (vii) all defenses based on the incapacity, disability or lack of authority of the Pledgor or any other Person, the repudiation of the Loan Documents by the Pledgor or any Person, the failure by the Administrative Agent or the Secured Parties to enforce any claim against any Person, or the unenforceability in whole or in part of any Loan Documents; (viii) all suretyship and guarantor’s defenses generally including, without limitation, defenses based upon collateral impairment or any statute or rule of law providing that the obligation of a surety or guarantor must not exceed or be more burdensome than that of the principal; (ix) all rights to insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshaling of assets, redemption or similar law, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by the Pledgor of its obligations under, or the enforcement by the Administrative Agent of, this Agreement; (x) any requirement on the part of the Administrative Agent or the holder of any obligations under the Loan Documents to mitigate the damages resulting from any default; and (xi) except as otherwise specifically set forth herein, all rights of notice and hearing of any kind prior to the exercise of rights by the Administrative Agent upon the occurrence and during the continuation of an Event of Default to repossess with judicial process or to replevy, attach or levy upon the Pledged Collateral. To the extent permitted by law, the Pledgor waives the posting of any bond

17

otherwise required of the Administrative Agent in connection with any judicial process or proceeding to obtain possession of, replevy, attach, or levy upon the Pledged Collateral, to enforce any judgment or other security for the Secured Obligations, to enforce any judgment or other court order entered in favor of the Administrative Agent, or to enforce by specific performance, temporary restraining order, preliminary or permanent injunction, this Agreement or any other agreement or document between the Pledgor, the Administrative Agent and the Secured Parties. The Pledgor further agrees that upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may elect to nonjudicially or judicially foreclose against any real or personal property security it holds for the Secured Obligations or any part thereof, or to exercise any other remedy against any Person, any security or any guarantor, even if the effect of that action is to deprive the Pledgor of the right to collect reimbursement from any Person for any sums paid by the Pledgor to the Administrative Agent or any Secured Party.

(c) If the Administrative Agent may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving the Administrative Agent a Lien upon any Collateral, whether owned by the Pledgor or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, the Administrative Agent may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of the rights and remedies of the Administrative Agent under this Agreement. If, in the exercise of any of such rights and remedies, the Administrative Agent shall forfeit any of its rights or remedies, including any right to enter a deficiency judgment against the Pledgor or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, to the extent permitted by applicable law, the Pledgor hereby consents to such action by the Administrative Agent and waives any claim based upon such action, even if such action by the Administrative Agent shall result in a full or partial loss of any rights of subrogation, indemnification or reimbursement which the Pledgor might otherwise have had but for such action by the Administrative Agent or the terms herein. Any election of remedies which results in the denial or impairment of the right of the Administrative Agent to seek a deficiency judgment against any of the parties to any of the Loan Documents shall not, to the extent permitted by applicable law, impair the Pledgor’s obligation hereunder. In the event the Administrative Agent shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, the Administrative Agent may bid all or less than the amount of the Secured Obligations. To the extent permitted by applicable law, the amount of the successful bid at any such sale, whether the Administrative Agent or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Pledged Collateral and the difference between such bid amount and the remaining balance of the Secured Obligations shall be conclusively deemed to be the amount of the Secured Obligations.

6.19 Subrogation, Etc. Notwithstanding any payment or payments made by the Pledgor or the exercise by the Administrative Agent of any of the remedies provided under this Agreement or any other Loan Document, until the Secured Obligations have been indefeasibly paid in full, the Pledgor shall have no claim (as defined in 11 U.S.C. § 101(5)) of subrogation to any of the rights of the Administrative Agent against any Person, the Pledged Collateral or any guaranty held by the Administrative Agent for the satisfaction of any of the Secured Obligations, nor shall the Pledgor have any claims (as defined in 11 U.S.C. § 101(5)) for reimbursement, indemnity, exoneration or contribution from any Person in respect of payments made by the Pledgor hereunder.

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Notwithstanding the foregoing, if any amount shall be paid to the Pledgor on account of such subrogation, reimbursement, indemnity, exoneration or contribution rights at any time before the Secured Obligations have been paid in full, such amount shall be held by the Pledgor in trust for the Administrative Agent segregated from other funds of the Pledgor, and shall be turned over to the Administrative Agent in the exact form received by the Pledgor (duly endorsed by the Pledgor to the Administrative Agent if required) to be applied against the Secured Obligations in such amounts and in such order as the Administrative Agent may elect, or as directed by the Administrative Agent.

6.20 Administrative Agent. The rights, powers, benefits, privileges, immunities and indemnities given to the Administrative Agent and set forth in the Credit Agreement are expressly incorporated herein by reference thereto and shall survive the termination of this Agreement and the resignation or removal of the Administrative Agent.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their officers thereunto duly authorized as of the date first above written.

STATE AUTO PROPERTY & CASUALTY INSURANCE COMPANY

By:
Name:	Steven E. English
Title:	Chief Financial Officer

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:	James Cribbet
Title:	Senior Vice President

EXHIBIT D

July 26, 2013

KeyBanc Capital Markets Inc.

127 Public Square

MC: OH-01-27-04-24

Cleveland, Ohio 44114

Attention: Boris Goldsteyn

Re: Account No. 20905354 maintained by State Auto Property & Casualty Insurance Company (“Pledgor”) with KeyBanc Capital Markets Inc.

Ladies and Gentlemen:

KeyBanc Capital Markets Inc. (“Securities Intermediary”) has established a securities account, Account No. 20905354, in the name of Pledgor (the “Account”). The Account itself, as well as the financial assets which comprise the Account, all investment property, and financial assets now or hereafter held in the Account, including any proceeds and income thereof, are hereinafter referred to as the “Pledged Assets.”

Notice is hereby given to Securities Intermediary that Pledgor has granted a security interest in the Account and the Pledged Assets to KeyBank National Association, in its capacity as administrative agent (“Agent”), pursuant to that certain Pledge and Security Agreement of even date herewith (as modified, supplemented and replaced from time to time, the “Pledge Agreement”) and pursuant to that certain Credit Agreement also of even date herewith (as modified, supplemented and replaced from time to time, the “Credit Agreement”). Agent is administrative agent for the “Lenders” and the other “Secured Creditors” (as each such term is defined in the Pledge Agreement) upon and subject to the terms and conditions of the Credit Agreement. The security interest granted by Pledgor to Agent pursuant to the Pledge Agreement is granted to secure the “Secured Obligations” (as defined in the Pledge Agreement).

Any notices to Agent with respect to this agreement should be addressed as follows:

KEYBANK NATIONAL ASSOCIATION

127 Public Square

Cleveland, Ohio 44114

Attention: James Cribbet, Senior Vice President

Telephone Number: (216) 689-4926

Facsimile Number: (216) 689-4981

KeyBanc Capital Markets Inc.

July 26, 2013

The purpose of this agreement is to establish control over the Account and the Pledged Assets in Agent and to perfect the security interest of Agent in the Account and the Pledged Assets for the benefit of the Secured Creditors and to secure the timely payment and performance of the Secured Obligations. Accordingly, Securities Intermediary, Agent and Pledgor acknowledge and agree to the following:

1. The Account is a “securities account” within the meaning of Article 8 of the Uniform Commercial Code of the State of Ohio (the “UCC”) and that all property other than cash held by Securities Intermediary in the Account will be treated as financial assets under the UCC; and Pledgor hereby instructs Securities Intermediary, and Security Intermediary hereby agrees, that Securities Intermediary shall comply with entitlement orders or other instructions originated by Agent without further consent by Pledgor.

2. Subject to Section 5, below, so long as the Securities Intermediary has not received a Notice of Exclusive Control (as defined below), the Securities Intermediary may comply with entitlement orders of the Pledgor or any duly authorized agent of the Pledgor in respect of the Account or any of the Pledged Assets credited thereto. In the event Agent provides Securities Intermediary with a notice from Agent that Agent is thereby exercising exclusive control over the Account in substantially the form of Exhibit A to this agreement (a “Notice of Exclusive Control”), the only instructions that shall be accepted by Securities Intermediary in regard to or in connection with the Account and the Pledged Assets shall be given by Agent. Until the Securities Intermediary receives a Notice of Exclusive Control, the Pledgor shall be entitled to direct the Securities Intermediary with respect to the voting of any Pledged Assets credited to the Account.

3. So long as Agent maintains a security interest in the Account and the Pledged Assets, Agent shall be entitled to receive any and all notices and statements of account that Pledgor is entitled to receive.

4. This agreement shall not impose or create duties upon Securities Intermediary greater than or in addition to the customary and usual obligations and duties of a broker, except and to the extent that Securities Intermediary shall henceforth accept instructions in connection with the Pledged Assets only as provided herein and shall not enter into any agreement to comply with entitlement orders or other directions concerning the Account or the Pledged Assets without the prior written consent of Agent and Pledgor.

5. Securities Intermediary (i) shall not be permitted to follow any instructions initiated by Pledgor with respect to the withdrawal of any amounts from the Account unless Pledgor certifies to Securities Intermediary and Agent in writing that such withdrawal complies with the requirements for release of Pledged Collateral (as defined in the Pledge Agreement) upon and subject to the provisions of Section 4.1 of the Pledge Agreement (and Pledgor promptly shall provide to Agent such information as Agent may reasonably request to confirm such certification), (ii) shall not, following Agent’s issuance of a Notice of Exclusive Control, be permitted to follow any instructions initiated by Pledgor with respect to the purchase and sale of any of the Pledged Assets, and (iii) shall, without further consent of Pledgor, follow any and all instructions initiated by the following employees of Agent, or by any other employees of Agent specified by Agent in writing from time to time: Phillip Reaves; Margaret Vacca; Antoinette Anders; Larry Brown; and Sandra Wilder.

KeyBanc Capital Markets Inc.

July 26, 2013

6. As of the date hereof, the Pledged Assets are owned by Pledgor and are held by Securities Intermediary in the Account.

7. Any rights which Securities Intermediary may have in the Pledged Assets, or the Account, whether arising out of a security interest, right of setoff, or otherwise, are and shall remain subordinate to the security interest of Agent in the Pledged Assets and the Account.

8. Securities Intermediary shall comply strictly with the provisions set forth herein and not make or pay outside of the Account and the terms of this agreement any dividends, distributions, sales proceeds or any other sums with respect to the Account or the Pledged Assets to Pledgor or any other person without Agent’s prior written consent.

9. Securities Intermediary shall comply with instructions received from Agent related to the Account and the Pledged Assets, without any further consent of Pledgor.

10. Securities Intermediary has not received notice: (i) from any entities other than Agent that the Pledged Assets are subject to a security interest, or (ii) of any adverse claim with respect to the Account or the Pledged Assets.

11. In the event that any of the Pledged Assets are traded or sold, all cash and securities received by Securities Intermediary as a result thereof shall be held by Securities Intermediary in the Account and will be subject to the provisions of this agreement to the same extent as the Pledged Assets and any substitutions hereafter of any of the Pledged Assets shall be held by Securities Intermediary in the Account and will be subject to the provisions of this agreement to the same extent as the Pledged Assets.

12. Securities Intermediary shall not: (i) consent to the granting of any other security interest in the Account or the Pledged Assets, (ii) register any other pledge of Pledgor’s interest in the Account or the Pledged Assets, or (iii) enter into any agreement with any person or entity other than Agent with respect to the Account or the Pledged Assets.

13. Pledgor agrees that it will release, indemnify and hold Securities Intermediary, its parent corporation, affiliates, officers, directors, employees, agents and assigns harmless from any and all claims, liabilities and expenses (including reasonable attorneys’ fees and other costs of defense) relating to or incurred in connection with the Secured Obligations or the Pledged Assets, including but not limited to those actions or inactions taken or not taken in reliance on this agreement, except to the extent that such claims, liabilities or expenses are caused by Securities Intermediary’s own gross negligence or willful misconduct. This indemnification shall survive termination of this agreement.

KeyBanc Capital Markets Inc.

July 26, 2013

14. This agreement, including, without limitation, all rights and obligations with respect to the Account and the Pledged Assets, shall be governed by and construed in accordance with the laws of the State of Ohio.

15. ARBITRATION AGREEMENT.

Each of Agent, Pledgor and Securities Intermediary here agree that:

(A)	All parties to this agreement are giving up the right to sue each other in court, including the right to a trial by jury, except a provided by the rules of the arbitration forum in which a claim is filed.

(B)	Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

(C)	The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

(D)	The arbitrators do not have to explain the reason(s) for their award.

(E)	The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

(F)	The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

(G)	The rules of the arbitration forum in which the claim is filed and any amendments thereto, shall be incorporated into this agreement.

(H)	No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action; or who is a member of a putative class action until: (1) the class certification is denied; or (ii) the class is decertified; or (iii) Pledgor is excluded from the class by the court. Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this agreement except to the extent stated herein.

Each party hereto agrees to arbitrate any disputes between or among Securities Intermediary, Agent, any other Secured Creditor, or Pledgor in respect of this agreement. Each party hereto specifically agrees and recognizes that all controversies which may arise between or among Securities Intermediary, Agent, any other Secured Creditor or Pledgor,

KeyBanc Capital Markets Inc.

July 26, 2013

or any of their respective agents, representatives or employees, jointly or severally, concerning this agreement or any transaction, account, or the construction, performance or breach of or relating to this agreement, shall be determined by arbitration to the fullest extent provided by law. Such arbitration shall be in accordance with the rules then in effect of the Arbitration Committee of the New York Stock Exchange, Inc. or the National Association of Securities Dealers, Inc., as we may elect. Pledgor hereby authorizes Securities Intermediary, if Pledgor does not make such election within fifteen (15) days after notification from Securities Intermediary requesting such election, to make such election on Pledgor’s behalf.

[No additional provisions are on this page; the page next following is the signature page.]

KeyBanc Capital Markets Inc.

July 26, 2013

If you agree to the matters set forth above, please have your duly authorized signatory execute this agreement below and return it to Pledgor.

Very truly yours,

PLEDGOR:

STATE AUTO PROPERTY & CASUALTY INSURANCE COMPANY

By:
Name:	Steven E. English
Title:	Chief Financial Officer

KeyBanc Capital Markets Inc.

July 26, 2013

Acknowledged and Agreed to as of
July 26, 2013

AGENT:

KEYBANK NATIONAL ASSOCIATION

By:
James Cribbet, Senior Vice President

Acknowledged and Agreed to as of
July 26, 2013

SECURITIES INTERMEDIARY:

KEYBANC CAPITAL MARKETS INC.

By:
,

EXHIBIT A

[To be placed on Agent’s Letterhead]

NOTICE OF EXCLUSIVE CONTROL

[Date]

KeyBanc Capital Markets Inc.

127 Public Square

Mail Code: OH-01-27-0424

Cleveland, Ohio 44114

Attention: Boris Goldsteyn

Re: Account Control Agreement dated as of July 26, 2013 (the “Agreement”) among KeyBank National Association, as Administrative Agent, as Secured Party, State Auto Property & Casualty Company, as Pledgor, and KeyBanc Capital Markets Inc., as Securities Intermediary, relating to Securities Account No. 20905354 (the “Account”)

Ladies and Gentlemen:

This constitutes the Notice of Exclusive Control referred to in the above referenced Agreement. Please transfer the Pledged Assets (defined in the Agreement) to our securities account number 20905354 at                                                                              .

You are hereby instructed not to permit any access to or disposition over the Account by, and not to accept any instruction or entitlement order with regard to the Account from any person other than Secured Party unless otherwise ordered by a court of competent jurisdiction.

None of the officers, agents or other representatives of Pledgor or any of its affiliates shall at any time hereafter be permitted to direct the transfer or disposition of funds in the Account, or to draw upon or otherwise exercise any authority or power with respect to the Account.

KEYBANK NATIONAL ASSOCIATION, Administrative Agent

By:
Title:

Schedule 2.01

Commitment Schedule

Name of Lender	Commitment
KeyBank National Association	$35,000,000.00
PNC Bank, National Association	$25,000,000.00
JPMorgan Chase Bank, N.A.	$22,500,000.00
The Huntington National Bank	$17,500,000.00
Total	$100,000,000.00

Schedule 3.04

Financial Statements; No Material Adverse Change

1.	On July 11, 2013, the Borrower incurred the Cincinnati FHLB Debt from the Cincinnati FHLB. The Cincinnati FHLB Debt is a 20-year term loan, callable after three years with no prepayment penalty thereafter, in the principal amount of $85,000,000. The Cincinnati FHLB Debt provides for interest-only payments during its term, with principal due in full at maturity. The interest rate is fixed over the term of the loan at 5.03%. The Cincinnati FHLB Debt is fully secured by a pledge of specific investment securities of the Borrower.

On July 11, 2013, the Borrower used the proceeds from the Cincinnati FHLB Debt to make a loan to the Parent. This loan is a 20-year unsecured term loan, with no prepayment penalty, in the principal amount of $85,000,000. This loan provides for interest-only payments during its term, with principal due in full at maturity. The interest rate is fixed over the term of the loan at 5.28%. This loan was the subject of a Form D, Prior Notice of a Transaction, filed by the Borrower with the Iowa Department of Insurance on April 8, 2013, and was subsequently approved by the Iowa Department of Insurance.

On July 11, 2013, Milbank made a loan to the Parent. This loan is a 20-year unsecured term loan, with no prepayment penalty, in the principal amount of $15,000,000. This loan provides for interest-only payments during its term, with principal due in full at maturity. The interest rate is fixed over the term of the loan at 5.28%. This loan was the subject of a Form D, Prior Notice of a Transaction, filed by Milbank with the Iowa Department of Insurance on April 8, 2013, and was subsequently approved by the Iowa Department of Insurance.

Proceeds from the loans from the Borrower and Milbank were used by the Parent to redeem all of its outstanding 6 1/4% Senior Notes due 2013, as further described item 2 below.

2.

On July 15, 2013, the Parent completed the redemption of all of its outstanding $100 million 6 1/4% Senior Notes due 2013. The total redemption price paid by the Parent was $103,023,154.67, which included interest through the redemption date and a make-whole amount due to the Senior Notes being redeemed prior to their November 15, 2013 maturity date.

Schedule 3.05

License Jurisdictions

Borrower possesses certificates of authority in the following 46 States and the District of Columbia:

Alabama	Mississippi
Alaska	Missouri
Arizona	Montana
Arkansas	Nebraska
Colorado	Nevada
Connecticut	New Jersey
Delaware	New York
District of Columbia	North Carolina
Florida	North Dakota
Georgia	Ohio
Hawaii	Oklahoma
Idaho	Oregon
Illinois	Pennsylvania
Indiana	Rhode Island
Iowa	South Carolina
Kansas	South Dakota
Kentucky	Tennessee
Louisiana	Texas
Maine	Utah
Maryland	Vermont
Massachusetts	Virginia
Michigan	West Virginia
Minnesota	Wisconsin
Wyoming

Schedule 3.06

Subsidiaries

Subsidiary*	State	Material Subsidiary

518 Property Management and Leasing LLC	Ohio	No

*	Borrower owns 15% of 518 Property Management and Leasing LLC, with Stateco Financial Services, Inc., a wholly owned subsidiary of Parent, owning the remaining 85%.

Schedule 3.07

Litigation

In April 2013, a putative class action lawsuit (Schumacher vs. State Automobile Mutual Insurance Company, et al.) was filed against State Automobile Mutual Insurance Company, the Parent and Borrower in Federal District Court in Ohio. Plaintiffs’ claims relate to the Parent’s homeowners insurance to value (“ITV”) program and allege that their homeowners’ policy limits and premiums were improperly increased, causing them to purchase coverage in excess of that which was necessary to insure them in the event of loss. Plaintiffs’ claims include breach of good faith and fair dealing, negligent misrepresentation and fraud, violation of the Ohio Deceptive Trade Practices Act, and fraudulent inducement. Plaintiffs are seeking class certification and compensatory and punitive damages to be determined by the court.

Schedule 3.11

Part A

Existing Debt

1.	Application for Callable Advance dated July 10, 2013 from the Borrower to the Cincinnati FHLB, pursuant to which the Borrower applied for a callable advance of $85,000,000 from the Cincinnati FHLB under the terms set forth therein.

2.	Federal Home Loan Bank of Cincinnati Blanket Security Agreement dated February 15, 2013 between the Borrower and the Cincinnati FHLB, together with the Insurance Company Member Addendum to Blanket Security Agreement dated as of February 15, 2013.

3.	Investment Services Agreement dated February 15, 2013 between the Borrower and the Cincinnati FHLB.

4.	Financial Services Agreement dated February 18, 2013 between the Borrower and the Cincinnati FHLB.

5.	Funds Transfer Agreement effective February 18, 2013 between the Borrower and the Cincinnati FHLB.

6.	Assignment of Securities dated May 10, 2013 by the Borrower in favor of the Cincinnati FHLB.

7.	Any other agreement, document, instrument, or certificate executed by Borrower in connection with the Cincinnati FHLB Debt.

Part B

Existing Liens

1.	Liens existing under the Cincinnati FHLB Debt as set forth in the documents set forth in Part A above.

Schedule 3.15

ERISA

None.

Schedule 6.01

Existing Debt

None.

Schedule 6.02

Existing Liens

1.	Liens existing under the Cincinnati FHLB Debt as set forth in the documents set forth in Schedule 3.11, Part A.

Schedule 6.10

Restrictive Agreements

Documents related to the Cincinnati FHLB Debt as set forth in Schedule 3.11, Part